Exhibit 10.4

Recommended Cash Offer

Bidder’s Statement and
Target’s Statement

for the recommended Offer by

Shuffle Master Australasia Pty Ltd

ACN 117 058 796, a wholly owned indirect subsidiary of:

to acquire all of the ordinary shares in

Limited

ACN 003 190 501

for $1.55 cash per share

The Directors of Stargames Limited

unanimously recommend that you

Accept

the $1.55 cash per share offer

in the absence of a superior proposal.

Stargames’ Advisers:

Legal Adviser	Financial Adviser

This is an important document and should receive your immediate attention.  If you are in any doubt about how to deal with it, please consult your broker, financial adviser or legal adviser immediately.

Important Notices

This booklet contains Shuffle Master Australasia Pty Ltd’s Bidder’s Statement issued by Shuffle Master under Pt 6.5 of the Corporations Act dated 15 November 2005 and Stargames Limited’s Target’s Statement dated 15 November 2005. Copies of these Statements have been lodged with ASIC.  Neither ASIC nor any of its officers take any responsibility for the contents of these Statements.

The information in section 1 (other than the Shuffle Master Chairman’s letter) and the Target’s Statement has been prepared by Stargames (Stargames Information) and is the responsibility of Stargames. Neither Shuffle Master nor its officers, employees or advisers assumes any responsibility for the accuracy or completeness of the Stargames Information. The information in section 1 is qualified by the detailed information set out elsewhere in this booklet.

The letter from the Chairman of Shuffle Master in section 1 and the Bidder’s Statement has been prepared by Shuffle Master (Shuffle Master Information) and is the responsibility of Shuffle Master. Neither Stargames nor its officers, employees or advisers assume any responsibility for the accuracy or completeness of the Shuffle Master Information.

You should read this entire booklet before deciding whether to accept the Offer.

No Account Taken of Your Personal Circumstances

The Bidder’s Statement and the Target’s Statement and the recommendations contained in them should not be taken as personal financial advice, as they do not take into account your individual objectives, financial and tax situation, and particular needs.  You should obtain independent financial and tax advice before making a decision about the Offer.

Forward Looking Statements

Some of the statements appearing in the Bidder’s Statement, Target’s Statement and section 1 of this booklet may be in the nature of forward looking statements. You should be aware that such statements are only predictions and are subject to inherent risks and uncertainties. Those risks and uncertainties include factors and risks specific to the industry in which Stargames and Shuffle Master and the members of the Stargames Group and Shuffle Master Group operate as well as general economic conditions, prevailing exchange rates and interest rates and conditions in the financial markets. Actual events or results may differ materially from the events or results expressed or implied in any forward looking statement. You are cautioned not to place undue reliance on any forward looking statement. The forwarding looking statements in the Bidder’s Statement, the Target’s Statement and section 1 of this booklet reflect views held only as at the date of the Bidder’s Statement and the Target’s Statement.

Defined Terms

The Bidder’s Statement and Target’s Statement and this booklet use a number of capitalised terms which are defined in the Glossary in section 9 of the Bidder’s Statement and section 6 of the Target’s Statement.

Shareholder Enquiries

Stargames has established a Shareholder Information Line which Shareholders should call if they have any questions in relation to the Shuffle Master Offer.  The Shareholder Information Line number is 1300 733 636 (for callers in Australia) or +613 9415 4247 (for international callers).  The line will be attended between the hours of 9.00am and 5.00pm AEDT on business days.

As required under the Corporations Act 2001 (Cth), all calls to this telephone number will be recorded.

If you require further information regarding your shareholding, please contact:

Computershare Investor Services Pty Limited
Telephone (Aust):	1300 556 161
Telephone (Int’l):	+613 9615 4000

Contents

Section 1 – Overview
1.	Letter from the Chairman of Shuffle Master
2.	Letter from the Chairman of Stargames
3.	Summary of the Offer
4.	Why you should accept the Offer
5.	Risks associated with accepting the Offer
6.	How to accept the Offer
7.	Frequently Asked Questions

Section 2 – Bidder’s Statement
1.	Information on Shuffle Master and the SMI Group
2.	Information on Stargames and the Stargames Group
3.	Information on Stargames’ securities
4.	Sources of Cash Consideration
5.	Shuffle Master’s intentions in relation to Stargames
6.	Tax considerations
7.	Other material information
8.	Terms and conditions of the Offer
9.	Definitions and interpretation
10.	Approval of the Bidder’s Statement

Section 3 – Target’s Statement
1.	Director’s review of Offer
2.	Information about Stargames
3.	The Offer
4.	Interests of Directors
5.	Additional Information
6.	Glossary

Key Dates

Bidder’s Statement and Target’s Statement lodged with ASIC	15 November 2005

Date of Offer	[ ] November 2005

Close of Offer Period (unless extended)	7.00pm (Australian Eastern Daylight Time) on [ ] December 2005

15 November 2005

Dear Stargames shareholder,

Takeover bid for Stargames Limited

On behalf of the directors of Shuffle Master Australasia Pty Ltd (Shuffle Master) I am pleased to make this offer to acquire all your Stargames Limited (Stargames) shares for $1.55 per share in cash. Shuffle Master is an wholly owned indirect subsidiary of Shuffle Master, Inc. (SMI). SMI is a United States public company listed on the NASDAQ exchange (symbol “SHFL”). SMI is one of the leading gaming supply companies in the world. SMI develops and sells card shuffler machines and proprietary card table games, such as “Three Card Poker” and “Let it Ride”.

Our offer values your company at approximately $24 million above the market capitalisation of Stargames at 11 November 2005.  I believe that our offer provides you with an attractive cash value for your shares and this document sets out the reasons why we believe that you should accept our offer.  These include the following:

•                                         Our offer represents a significant premium of 19.2% to Stargames closing share price on 11 November 2005, the last trading day prior to announcement of this Offer;

•                                         Our offer has been recommended unanimously by the Stargames board of directors who recognise the value in Shuffle Master’s offer;

•                                         There is no higher offer at present for your shares;

•                                         Our offer is a simple cash offer; and

•                                         By accepting the offer, you will receive a certain cash value for each of your Stargames shares (if the offer conditions are satisfied).

I ask you to consider this document carefully and to accept Shuffle Master’s offer.

Yours sincerely

Mark Yoseloff, Pd.D.

Chairman of Shuffle Master, and Chairman of the Board and Chief Executive Officer of SMI

Stargames Limited
ABN 54 003 190 501
Head Office
1 Sheridan Close, Milperra NSW 2214, Australia
P 61 2 9773 0299 F 61 2 9773 0828

www.stargames.com.au

All correspondance
PO Box 4516, Milperra NSW 1891, Australia

15 November, 2005

Dear fellow Stargames shareholder,

On 15 November 2005, Shuffle Master Australasia Pty Ltd announced a recommended cash takeover offer of $1.55 per share for all of your ordinary shares in Stargames Limited.

This letter accompanies your Directors’ recommendation and Target’s Statement, as well as the Shuffle Master Bidder’s Statement.

In the absence of a superior offer, the Directors of Stargames unanimously recommend that you ACCEPT the Offer. Each Director who owns Shares has indicated that he intends to ACCEPT the Offer within seven (7) days in respect of his own shares.

Stargames’ Director’s recommendation is based on the following:

•                              the Offer represents a material premium to Stargames trading range prior to the announcement of the Offer;

•                              the Directors’ opinion that the Offer fully values Stargames shares;

•                              the Directors’ belief that Stargames international expansion will be achieved more quickly, and with greater certainty, as part of a larger international gaming group; and

•                              to date, no other party has provided an offer, which in the opinion of the Stargames Directors, is superior to the Offer.

I am personally of the firm belief that the Offer is recognition of the strength of the Stargames business and the company’s successful growth into a leader in multi-terminal gaming.  Notwithstanding this, in the opinion of Stargames’ Directors, the Offer appropriately values the existing operations of the company, as well as the company’s prospects as a stand alone entity.

Further information about the Offer and the reasons for your Directors’ recommendation are set out in the attached Target’s Statement.  I recommend that you consider the material carefully before taking action in relation to the Offer.  If you are in any doubt about whether to accept the Offer, you should seek your own independent financial and taxation advice.

If you have any other queries, please call the Stargames Shareholder Information Line on 1300 733 636 during normal business hours.

Yours Sincerely

John Messara

Chairman

Stargames Limited

Summary of the Offer

The Offer

Shuffle Master offers to buy all of your Stargames shares (including Stargames shares that are issued during the Offer Period due to the conversion of Stargames options) for cash consideration of A$1.55 per share on the terms set out in section 8 of the Bidder’s Statement.

Offer Period	The Offer is scheduled to close at 7pm (Australian Eastern Daylight Time) on [ ] December 2005.

Payment Date

If you accept the Offer in accordance with the instructions contained in the Offer and the Acceptance Form, you will be sent payment on or before the earlier of:

•                                         one month after the later of the date you accept or the date the Offer becomes, or is declared, unconditional; and

•                                         21 days after the end of the Offer Period.

No Brokerage Costs or Stamp Duty	You will not pay any brokerage costs or stamp duty if you accept the Offer.

Conditions

The Offer is subject to the following conditions:

•                                All necessary government, gaming and regulatory approvals, consents or waivers;

•                                Minimum acceptance of 90%;

•                                No action by any Public Authority that adversely affects the Offer;

•                                No material adverse change in Stargames’ or SMI’s businesses (other than in relation to SMI’s businesses, events within the control of, or as a direct result of action by, SMI or its associates);

•                                No material acquisitions or disposals by Stargames, or Stargames conducting its business beyond certain parameters;

•                                No force majeure event, being an act of war, terrorism or the like occurring;

•                                The S&P/ASX All Ordinaries Index does not fall to a point 15% below its closing level on 14 November 2005 during the Condition Period;

•                                The NASDAQ does not fall to a point 15% below its closing level on 11 November 2005 during the Condition Period; and

•                                No prescribed occurrences (as specified in the Bidder’s Statement).

The above is a summary only and full details of all of the conditions are set out in Section 8.7 of the Bidder’s Statement.

How to Accept

You may only accept the Offer for all of your Stargames shares.  To accept the Offer:

•                                If you hold Stargames Shares in an Issuer Sponsored Holding, complete and sign the enclosed Acceptance Form in accordance with the instructions on it and return it to the address indicated on the form; or

•                                If you hold your Stargames shares in a CHESS Holding, either:

•                  instruct your stockbroker of Controlling Participant to initiate acceptance of this Offer; or

•                  complete and sign the enclosed Acceptance Form in accordance with the instructions on it and return it to the address indicated on the form; or

•                                If you are a Participant, initiate acceptance in accordance with the requirements of the ASTC Settlement Rules,

before the end of the Offer Period.

Further Information

If you have any questions in relation to the Offer or accepting it, please contact the information line on 1300 733 636 (callers in Australia) or +613 9415 4247 (callers outside Australia).  Please note that in order to comply with legal requirements, any calls to this number will be recorded.  Enquiries in relation to the Offer will not be taken on any other telephone numbers.

For queries in relation to your Stargames shareholding, call Computershare Investor Services Pty Limited on 1300 556 161.

Why You Should Accept the Offer

1.                            The Offer Price represents a material premium to Stargames’ recent trading price

The Offer Price of A$1.55 per share provides a material cash premium to the levels at which Stargames shares have recently been trading:

•                                A 19.2% premium to the closing price for Stargames shares on 11 November 2005, the last trading day before the Shuffle Master Offer was announced;

•                                A 17.4% premium to the volume weighted average price of Stargames shares for the one month prior to 11 November 2005;

•                                A 18.9% premium to the volume weighted average price of Stargames shares for the three months prior to 11 November 2005; and

•                                A 31.6% premium to the volume weighted average price of Stargames shares for the six months prior to 11 November 2005.

2.                            The Offer price places an attractive multiple on Stargames’ current earnings.

The Offer Price of A$1.55 per Stargames share values the company at a price-earnings multiple of 25x the company’s 2005 reported net profit after tax.  This multiple is higher than the current average multiple of Stargames listed small cap peer group (1).

(1)           The current historic price-earnings multiple for the S&P/ASX Small Ordinaries Index is 21x

3.                            Stargames international expansion plans as a stand alone entity will require substantial capital expenditure in the short term

The Stargames business has evolved from a domestic business focused primarily on stand alone gaming machines, to a company where major growth opportunities lie with the sale of the company’s multi-terminal gaming machines and other gaming machine products to international markets.

Against this background, the global gaming industry has recently undergone significant consolidation, with larger global gaming companies substantially increasing both their competitive positioning and reach.

While Stargames Directors believe that it is possible for an independent, Australian based company to capture these international growth opportunities over time, this would require substantial capital expenditure in the short term (and would not be without risk).  However, the Directors recognise that the potential of the Stargames business will be able to be achieved more quickly, and with greater certainty, if Stargames were part of a larger international gaming group with a deeper sales network and a larger territory of existing gaming approvals.

SMI, an international gaming supply company with significant relationships and licenses globally, is better positioned to guide the Stargames business through the next stage of its international expansion and to reinforce the company’s business in domestic markets.

In the view of Stargames’ Directors, the price offered by Shuffle Master appropriately values the existing operations of the company, as well as the company’s prospects as a stand alone entity.

4.                            The Offer provides a liquidity event for all Stargames shareholders

Stargames has traditionally been a lightly traded stock with low liquidity levels, meaning that some shareholders have not been in a position to actively trade their shareholdings on market.  Stargames’ Directors have sought opportunities to improve the liquidity of the company’s stock and have communicated this intention to the market.  The Shuffle Master Offer achieves this objective, providing a liquidity event for all Stargames shareholders.

5.                            You will receive the certainty of cash consideration for your shares

Once the Offer becomes unconditional you will receive cash consideration of $1.55 per share.

This cash consideration provides immediate and certain value recognition for your Stargames shares, compared with a less predictable stand alone international expansion option should you elect not to accept the Offer.

6.                            No superior bidder has been found

As previously advised to shareholders, Stargames has held discussions with a number of potential business partners about a possible corporate transaction.

While considerable interest has been shown in Stargames, to date no other party has provided an offer, which in the opinion of the Stargames Directors is as good as, or superior to, the Shuffle Master Offer.

7.                            There are risks to Stargames share price should you not accept the Offer

Stargames share price may decline to a level lower than its pre-announcement price ($1.30) if changes occur in the competitive environment which negatively impact Stargames trading performance or there is a decline in gaming sector market conditions.

8.                            You will not incur any brokerage fees

If you accept the Offer, you will not incur any brokerage fees that you would otherwise be likely to pay if you sold your Stargames shares on market.

The Directors of Stargames unanimously recommend that you ACCEPT the Offer, in the absence of a superior proposal.

Each Director who owns Shares has indicated that he intends to ACCEPT the Offer within seven (7) days in respect of his own shares.

Risks Associated with Accepting the Offer

1.                            The Offer is subject to a number of conditions and there is no guarantee that they will be satisfied, or waived, by Shuffle Master.

Shareholders should carefully review sections 7.4 and 8.7 of the Bidder’s Statement which contains a discussion of the conditions.  If you accept the Offer before Shuffle Master waives the conditions, you will give up the ability to deal with your Shares, including the ability to sell on-market.

The Offer is conditional on all legal and regulatory approvals, consents or waivers necessary for the Offer to be made and accepted by Shareholders and for the appointment of Shuffle Master nominees to the Board of Stargames and its subsidiaries, in particular, approvals from gaming regulators.  The Stargames Board considers it likely that these conditions will be satisfied  if the Closing Date is extended by Shuffle Master.  However, the Directors believe that it is unlikely that this condition will be satisfied before the Closing Date, if the Closing Date is not extended.  There is no guarantee that the necessary approvals, consents or waivers will be given.

Refer to section 7.4 of the Bidder’s Statement and section 1.5 of the Target’s Statement for further information in relation to the approval processes.

2.                            Shuffle Master declares Offer unconditional but does not get 90%

Shuffle Master’s Offer is currently conditional on acceptances taking its interest in Stargames to 90%.  At the current point in time, Shuffle Master has not given any indication that it would consider waiving the 90% Acceptance Condition.

If Shuffle Master did waive the 90% Acceptance Condition, then this could result in control of Stargames passing to Shuffle Master but it not getting to 90%.  Shuffle Master would not be able to compulsorily acquire the rest of the Shares in Stargames.  If this occurs, the number of shares traded on the ASX could be significantly reduced and there is a risk that Shareholders who do not accept the Offer will become minority shareholders in a company with reduced share trading liquidity.

Shuffle Master’s intentions should it end up holding less than 90% of Stargames have been set out in section 5.4 of the Bidder’s Statement.

Shareholders should note that SMI currently holds a call option over approximately 17.8% of Stargames Shares.

3.                            You will forgo any future increase in Stargames’ share price

If you accept the Offer, you will forgo any potential increase in Stargames share price that may occur in the future (other than from an increased offer by Shuffle Master).

Stargames share price may improve due to future trading performance as a result of improved domestic gaming conditions, successful execution of the Company’s international expansion strategy, or as a result of another party making a superior offer (although there have been no indications suggesting this).

4.                            You may be subject to capital gains tax

If you accept the Offer, you may be liable to pay capital gains tax.  The Directors recommend that you obtain professional taxation advice in relation to your specific circumstances.

How to ACCEPT the Shuffle Master Offer

Your acceptance must be received before the end of the Offer Period (7.00pm, AEDT on [  ] December 2005, unless the Offer Period is extended).  Depending on the nature of your holding, you may accept the Offer in the following ways.

Issuer Sponsored Shareholders

If your Stargames shares are in an Issuer Sponsored Holding, to accept the Offer you must complete and sign the Acceptance Form (enclosed with this booklet) in accordance with the instructions on it.  Once completed and signed, you need to return the Acceptance Form, together with any other documents required by the instruction on it to one of the addresses specified on the form so that they are received before the end of the Offer Period.

Chess Sponsored Shareholders

If your Stargames shares are in a CHESS Holding, you must either:

•                  complete and sign the Acceptance Form (enclosed with this booklet) in accordance with the instructions on it.  Once completed and signed, you need to return the Acceptance Form, together with any other documents required by the instruction on it, to one of the addresses specified on the form.  This will authorise Shuffle Master to instruct your controlling participant (usually, your broker) to initiate acceptance on your behalf.  For return of the Acceptance Form to be an effective acceptance of the Offer, you must ensure it is received in time to give instructions to your controlling participant, and for your controlling participant to carry out those instructions, before the end of the of the Offer Period; or

•                  instruct your controlling participant to initiate acceptance on your behalf under rule 14.14 of the ASTC Settlement Rules, so as to be effective before the end of the Offer Period.

If you are a participant, you must yourself initiate acceptance under rule 14.14 of the ASTC Settlement Rules, so as to be effective before the end of the Offer Period.

Full details on how to accept the Offer are set out in section 8.3 of the Bidder’s Statement.

Effect of Acceptance

A description of the effect of accepting the Shuffle Master Offer is set out in section 8.5 of the Bidder’s Statement.

Shareholders who accept the Offer will lose the ability to sell their Stargames Shares to anyone else during the Offer Period, including by selling them on the ASX or by accepting any superior proposal that may emerge.

You should read the Bidder’s Statement in conjunction with the Target’s Statement, which contains your Director’s recommendation to ACCEPT the Shuffle Master Offer in the absence of a superior proposal.

If you have any questions, call the Stargames Shareholder Information Line on 1300 733 636 (within Australia) or +61 3 9415 4247 (outside Australia).

Frequently Asked Questions

Should I accept the bid?

The Directors unanimously recommend that you ACCEPT the Shuffle Master Offer, in the absence of a superior proposal.  The Directors note that despite a number of discussions, to date no other party has provided an offer, which in the opinion of the Stargames Directors, is as good as, or superior to the Shuffle Master Offer.

Will the bid conditions be satisfied?

The Offer is subject to a number of conditions.  Stargames is working with Shuffle Master to try to fulfil the conditions, where possible, or give Shuffle Master confidence to waive any other conditions where strict compliance may not be possible.

How do I accept the bid?

You should follow the instructions set out on page 10, as well as in Shuffle Master’s Bidder’s Statement.

When do I have to make a decision?

Shuffle Master’s Offer must remain open for at least one month.  It is currently scheduled to close on [  ] December 2005.  Shuffle Master may extend the Offer Period.  Your Directors will keep you informed if there are any material developments in relation to the Offer.  Shareholders are also encouraged to monitor the Stargames website at www.stargames.com.au for any updates on the Shuffle Master Offer.

Will I be forced to sell my Shares?

You cannot be forced to sell your Shares unless Shuffle Master receives acceptances giving it more than 90% voting power in Stargames.  Then (and subject to some other legal requirements), Shuffle Master will be entitled to proceed to compulsory acquisition of Shares held by Stargames shareholders who did not accept the bid, in which case you will receive the same payment for your Shares that you would have received under the Offer.

What is a Bidder’s Statement?

This booklet contains a Bidder’s Statement.  Shuffle Master is required to produce the Bidder’s Statement to provide information about the Offer for your Stargames shares.

What is a Target’s Statement?

This booklet also contains a Target’s Statement.  Stargames is required to produce the Target’s Statement in response to Shuffle Master’s Offer.  Stargames’ Target’s Statement contains information to help you decide whether to accept Shuffle Master’s Offer for your Shares.

Who should I call if I have questions?

You can contact the Stargames Shareholder Information Line on 1300 733 636 (callers in Australia) or +61 3 9415 4247 (international callers) or you can speak to your financial or other professional adviser.

Enclosed in this booklet are the Bidder’s Statement and Target’s Statement.  Please read them both carefully

Bidder’s Statement

Contents of this Bidder’s Statement

Section	Title
1	Information on Shuffle Master and the SMI Group
2	Information on Stargames and the Stargames Group
3	Information on Stargames’ securities
4	Sources of Cash Consideration
5	Shuffle Master’s intentions in relation to Stargames
6	Tax considerations
7	Other material information
8	The terms and conditions of the Offer
9	Definitions and interpretation
10	Approval of Bidder’s Statement
Annexure A	Announcements in relation to the Offer

1                                        Information on Shuffle Master and the SMI Group

1.1                               Overview of Bidder

The bidder under the Offer is Shuffle Master Australasia Pty Ltd (Shuffle Master), an wholly owned indirect subsidiary of Shuffle Master, Inc. (SMI). Shuffle Master’s sole shareholder is Shuffle Master Australasia Holdings Pty Ltd (Shuffle Master Holdings) which is also an wholly owned indirect subsidiary of SMI. Shuffle Master was incorporated in Australia in November 2005 for the purpose of making the Offer. Shuffle Master Holdings was also incorporated in Australia in November 2005 for the purpose of holding all of the shares in Shuffle Master. Shuffle Master has not undertaken any business other than the making of the Offer (and the making of a concurrent offer to the holders of the Options). Shuffle Master does not have any subsidiaries.

1.2                               Directors

(a)                                 Directors of Shuffle Master

Brief profiles of the directors of Shuffle Master as at the date of this Bidder’s Statement are as follows (all directors were appointed in November 2005):

(1)                                 Dr Mark L Yoseloff – Chairman

A brief profile of Dr Yoseloff is set out in section 1.2(b)(1) below.

(2)                                 Paul C. Meyer

A brief profile of Mr Meyer is set out in section 1.2(c)(1) below.

(3)                                 Susan Livingstone

Ms Susan Livingstone has been an accountant since 1968. Ms Livingstone has a diploma in Financial Services (Financial Planning), is an Australian Taxation Office tax agent nominee for Simpson & Winslow Pty Ltd and is a member of the Association of Taxation and Management Accountants and the Taxation Institute.

(b)                                Directors of SMI

Brief profiles of the members of the Board of Directors of SMI as at the date of this Bidder’s Statement are as follows:

(1)                                 Dr. Mark L. Yoseloff - Chairman of the Board and Chief Executive Officer

Mark L. Yoseloff joined SMI in June 1997 as Executive Vice President and was promoted to Chief Executive Officer in June 2001. A former senior executive for Coleco Industries, Dr Yoseloff joined SMI with over 20 years experience in the design, development and manufacturing of electronic games. His work has resulted in the creation of more than 150 electronic game products and video products for leading gaming companies. The co-author of a college text on discrete mathematics and probability theory,

Dr. Yoseloff received a doctorate in finite mathematics from Princeton University and taught mathematics and computer science at Princeton University and Arizona State University.

Dr Yoseloff is an Executive Officer (as defined by the United States Securities and Exchange Commission) and a Corporate Officer of SMI.

(2)                                 Ken Robson

Ken Robson, a certified public accountant, has been a member of SMI’s board of directors since March 2001. Mr Robson has been a private investor and consultant for Iveystone Products, International, Inc., a Richmond, Virginia consulting and investing firm, since 1996. From 1989 to 1996, he was owner and president of MCA, Inc., a Virginia software development and billing firm.

(3)                                 Garry W. Saunders

Garry Saunders has been a director of SMI since October 2002. From May 2004 until October 2005, Mr Saunders was vice president of international operations for Las Vegas Sands, Inc. Mr Saunders has been managing director of Nevluck, LLC, a development company based in Las Vegas, since 2002. Mr Saunders served Playboy Enterprises, Inc. as president of its gaming division from 1997 to 2001 and ITT Corporation as executive vice president for the gaming activities of its Sheraton and Caesars World Divisions from 1994 to 1997. Mr Saunders was a director of Windsor Woodmount Black Hawk Resort Corporation from January 2002 to December 2004.

(4)                                 Louis Castle

Louis Castle has been a director of SMI since March 2005. Mr Castle has been vice president of creative development at the Los Angeles studio of Electronic Arts, Inc., a publicly traded interactive entertainment software company, since 2003. Prior to that, Mr Castle co-founded and for 18 years held the position of vice president at Westwood Studios, an entertainment software company that was subsequently acquired by Electronic Arts, Inc. While at Westwood Studios, Mr Castle served in various capacities including vice president – creative development, general manager, chief operating officer and finance officer.

(c)                                 Senior Management of SMI

Brief profiles of the senior management of SMI as at the date of this Bidder’s Statement are as follows:

(1)                                 Dr. Mark L. Yoseloff - Chairman of the Board and Chief Executive Officer

A brief profile of Dr Yoseloff is set out in section 1.2(b)(1) above.

(2)                                 Paul C. Meyer – President, Chief Operating Officer and Secretary

Paul C. Meyer joined SMI as President in October 2003 and was promoted to Chief Operating Officer in February 2004. His experience includes serving as President for the Integrated Solutions Division of Concurrent Computer Corporation (2000-2003) and ASM Associates (1998-2000). Mr Meyer’s experience also includes numerous other executive positions including Executive Vice President of Virgin Interactive Entertainment, Inc., an entertainment software developer and publisher, Executive Vice President and Chief Operating Officer of PlayNet Technologies, in New York, New York, a developer and manufacturer of coin-operated equipment, and Executive Vice President and General Manager of Viacom New Media in New York, New York.

Mr Meyer is an Executive Officer (as defined by the United States Securities and Exchange Commission) and a Corporate Officer of SMI.

(3)                                 Richard L. Baldwin - CPA, Senior Vice President and Chief Financial Officer

Richard L. Baldwin joined SMI in September 2004 from International Game Technology where as Director of Finance and Investor Relations, he was the company’s lead contact with the investment community and was responsible for a variety of other key financial duties. Prior to joining IGT, Mr Baldwin held a number of key corporate financial positions for Anchor Gaming and was a Senior Auditor for Deloitte & Touche LLP. Mr Baldwin graduated from the University of Nevada, Las Vegas with a B.S. in Business Administration and is a member of a variety of professional organizations including NIRI, AICPA and NSCPA.

Mr Baldwin is an Executive Officer (as defined by the United States Securities and Exchange Commission) and a Corporate Officer of SMI.

(4)                                 Jerome R. Smith - Senior Vice President and General Counsel

Jerome R. Smith provides legal advice to SMI and its affiliate and subsidiary entities. Mr Smith joined SMI as Assistant General Counsel in early 2001 and was promoted to General Counsel in August 2001 and was given the additional title of Senior Vice President in March 2004. Prior to joining SMI, Mr Smith served as corporate counsel for several other companies including World Communications, Inc. and Hang Ten International and represented both public and private companies through his private law practice. His expertise includes extensive experience with mergers and acquisitions, intellectual property, corporate governance and general corporate and business transactional legal matters. Mr Smith graduated from Duke University and received his law degree from Emory University School of Law.

(5)                                 R. Brooke Dunn - Senior Vice President

R. Brooke Dunn joined SMI in 1996 as Director of Marketing, bringing extensive marketing and gaming experience to SMI. He was promoted to Vice President of Marketing in July 1997 and Senior Vice President in July 2001. Prior to joining SMI, Mr Dunn was Vice President of Gaming Operations Marketing for the Hilton Gaming Corporation, as well as Vice President of Marketing for numerous companies including the Reno Hilton, Harveys in Lake Tahoe and the Flamingo Hilton Laughlin. Dunn graduated from San Diego State University with a B.S. in Marketing.

Mr Dunn is an “Executive Officer” (as defined by the United States Securities and Exchange Commission) of SMI.

1.3                               History, structure and ownership of SMI Group

(a)                                 History

SMI was incorporated in Minnesota in the United States of America in 1983 and in 1992 was listed on NASDAQ. SMI has its head office in Las Vegas, Nevada. SMI’s stock is traded on the NASDAQ National Market under the code “SHFL”. Based on its issued capital as at 22 August 2005 (as contained in SMI’s last quarterly filing with the United States Securities and Exchange Commission), SMI had, as at the close of business on 11 November 2005, a market capitalisation of US$933,478,395 (A$1,279,087,962 based on an exchange rate as at that date of A$1 = US$0.72980).

(b)                                Structure

SMI is the ultimate holding company for Shuffle Master and also conducts the business of the SMI Group directly and indirectly through its subsidiaries throughout the world. The SMI Group holds gaming licences in almost every jurisdiction in the world in which there is legalised casino gaming.

(c)                                 Ownership

As of 22 August 2005, SMI had on issue 34,844,285 shares of its US$0.01 par value common stock. No individual shareholder owns more than 10% of SMI and officers and directors of SMI, in aggregate, hold less than 5% of SMI’s stock.

1.4                               Principal activities of Shuffle Master and SMI Group

(a)                                 Shuffle Master

The principal activity of Shuffle Master is to acquire and hold Shares, including those acquired under the Offer.

(b)                                SMI Group

(1)                                 Operations

SMI Group develops, manufactures and markets shufflers, table games and technology-based products for the gaming industry for use on casino floors.  SMI Group’s products primarily relate to its casino customers’ table game activities and are focused on increasing their profitability, productivity and security.

SMI Group’s utility products include a full line of automatic card shufflers for use with the vast majority of card table games and chip sorting machines for roulette. Casinos all over the world rely on SMI Group shufflers to increase table game security and improve table game play, and there are currently over 17,000 SMI Group shufflers installed worldwide. In addition, SMI Group has acquired or is developing other products to automatically gather data and to enable casinos to track table game players, such as SMI Group’s current products Bloodhound® and Intelligent Table System™ products.  SMI Group’s entertainment products include a line of live proprietary poker, blackjack, baccarat, and pai gow poker based table games and the Table Master™ that delivers the popular branded table game content on a multi-player video platform.

In January 2005, SMI Group formed Shuffle Up Productions™, Inc. to market its intellectual property and develop live and broadcast tournament events as well as merchandise based on its gaming offerings.  In June 2005, SMI Group announced details related to its Three Card Poker National Championship™ with a grand prize of US$1 million dollars.  All of its product lines compete or will compete with other gaming products, such as slot machines, blackjack tables, keno, craps, and roulette, for space on the casino floor.

SMI Group manufactures the majority of its products at its headquarters and manufacturing facility in Las Vegas, Nevada. In addition, SMI Group outsources the manufacturing of certain of its products, in the United States, Europe and Asia Pacific.

(2)                                 Recent acquisitions

CARD. Effective May 1, 2004, SMI Group acquired a 100% ownership interest in CARD Casinos Austria Research & Development GmbH & Co KG (CARD) and its wholly-owned subsidiaries from Casinos Austria AG.  CARD, which is now a wholly-owned indirect subsidiary of Shuffle Master International, Inc. (a SMI Group member), provides SMI Group with a European headquarters and direct sales force for international business centrally located in Vienna with a satellite office in New Zealand. CARD develops, manufactures and supplies innovative casino products including the one2six™ shuffler which accommodates up to six decks of cards and can be used for almost every casino card game.  In addition, CARD’s recently introduced products include the Easy Chipper®, a next-generation roulette chip sorting machine.

BTI.  On February 24, 2004, SMI Group acquired certain assets of BET Technology, Inc. (BTI), a privately held corporation that develops and distributes table games to casinos throughout North America.  The acquired assets and operations, which have been assigned to SMI Group’s Entertainment Products segment, include the Fortune Pai Gow Poker®, Royal Match 21™ and Casino War® table games and related patents, trademarks and other intellectual property, as well as the “BET Technology, Inc.” name.  The acquired installed base of Fortune Pai Gow Poker, Royal Match 21, and Casino War table games was 1,090 units at the acquisition date.

VIP. In August 2005, SMI Group acquired VIP Gaming Solutions Pty Limited, a privately held corporation with its headquarters in Sydney. VIP Gaming Solutions Pty Limited distributes a variety of table gaming products for casinos.

1.5                               Public announcements by SMI

SMI is listed on NASDAQ and as such is subject to regular reporting and disclosure obligations.

A substantial amount of information about SMI Group is available in electronic form from: www.shufflemaster.com.

1.6                               Announcement by Shuffle Master in relation to the Offer

On 15 November 2005, Shuffle Master made a public announcement to ASX in relation to the Offer. A copy of that announcement is contained in Annexure A of this Bidder’s Statement.

2                                        Information on Stargames and the Stargames Group

2.1                               Overview of Stargames

Section 2 of the Target’s Statement contains an overview of Stargames and its principal activities.

The Target’s Statement of Stargames contains a range of information in relation to Stargames. Stargames’ Target Statement has been prepared by Stargames and SMI Group takes no responsibility for its accuracy.

2.2                               Directors

Section 2 of the Target’s Statement contains information about the directors of Stargames.

2.3                               Recent financial position and performance of Stargames

Section 5 of the Target’s Statement contains information about the recent financial position and performance of the Stargames Group.

Since 30 June 2005 Stargames has made a number of announcements to ASX that may be relevant to its financial position. A brief description of each announcement is set out in Section 5 of the Target’s Statement.

2.4                               Other material information on Stargames

The Target’s Statement contains details of other material information in relation to Stargames.

2.5                               Announcement by Stargames in relation to the Offer

On 15 November 2005, Stargames made a public announcement to ASX in relation to the Offer. A copy of that announcement is contained in Annexure A of this Bidder’s Statement.

3                                        Information on Stargames’ securities

3.1                               Disclaimer

The following information on Stargames’ securities has been prepared by Shuffle Master using publicly available information and information made available to Shuffle Master by Stargames.

SMI Group does not, subject to the Corporations Act, make any representation or warranty, express or implied, as to the accuracy or completeness of such information.

Further information relating to Stargames’ securities is included in the Target’s Statement of Stargames.

3.2                               Stargames’ issued securities

According to documents provided by Stargames to ASX, as at the date of this Bidder’s Statement, Stargames’ issued securities consisted of:

•                                         94,866,880 Shares; and

•                                         3,480,000 Options.

Stargames proposes to issue 750,000 Options to the managing director, Mr John Rouse, if approved by a resolution of members at the annual general meeting to be held on 24 November 2005.

The Shares are quoted on ASX and, subject to the restrictions applying to particular shares under the Employee Share Plans described in section 5 of the Target’s Statement, may be freely traded.

The Options are not quoted on ASX. Each Option entitles the holder (on valid exercise) to be issued one Share (subject to specified vesting conditions and vesting dates).

3.3                               Options

According to documents provided by Stargames, Options have been issued by Stargames under  each of the option plans set out below:

(a)                                 Employee Share Option Plan

Stargames has 760,000 options over its unissued shares outstanding that are regulated by the Employee Share Option Plan.

(b)                                Senior Executive Share Option Plan

Stargames has 2,220,000 options over its unissued shares outstanding under its Senior Executive Share Option Plan. As mentioned in section 3.2 above, Stargames proposes to issue 750,000 Options to the managing director, Mr John Rouse, if approved by a resolution of members at the annual general meeting. These Options will be issued under this plan.

(c)                                 Executive Director’s Share Option Plan

Stargames has 500,000 options over its unissued shares under the Executive Director’s Share Option Plan that are outstanding and are held by John Rouse.

(d)                                Exercise prices

So far as is known to Shuffle Master based on information provided by Stargames, the exercise prices and expiry dates for the Options on issue as at the date of this Bidder’s Statement are as follows:

Option Series	Expiry Date	Exercise price	Options on issue
Employee Share Option Plan
Series G	17 May 2006	1.00	660,000
Series H	23 Aug 2006	1.00	50,000
Series P	25 Feb 2009	1.20	50,000
Senior Executive Share Option Plan
Series J	30 Jun 2006	1.20	440,000
Series K	30 Jun 2006	1.20	180,000
Series O	6 Aug 2008	1.20	100,000
Series Q	5 Oct 2005	1.30	1,500,000
Series Q - Options to be issued to John Rouse if approved by members at annual general meeting	23 Nov 2010	1.30	750,000
Executive Director’s Share Option Plan
Series C2	30 Jun 2006	1.20	500,000
		TOTAL	4,230,000

3.4                               Interests in Stargames securities

As at the date of this Bidder’s Statement:

•                                         Shuffle Master’s voting power in Stargames was 17.83%;

•                                         Shuffle Master had a relevant interest in 16,914,512 Shares; and

•                                         Shuffle Master had a relevant interest in no Options.

As at the date of the Offer:

•                                         Shuffle Master’s voting power in Stargames was [insert percentage]%;

•                                         Shuffle Master had a relevant interest in [insert number] Shares; and

•                                         Shuffle Master had a relevant interest in [insert number] Options.

3.5                               Option deeds between SMI and each of CVC Limited and CVC Communication and Technology Pty Limited

On 15 November 2005, SMI entered into Option Deeds with each of CVC Limited and CVC Communication and Technology Pty Limited, under which it has the option to acquire 10,610,000 Shares and 6,304,512 Shares, respectively. These Shares in total represent 17.83% of the total Shares on issue. If SMI (or a nominee of it who is a wholly owned subsidiary of SMI) exercises the options under these deeds, it will be required to pay consideration of $1.55 per Share to the grantors of the options.

The options under each Option Deed will become exercisable at the beginning of the Offer Period and will lapse on the earlier of:

(a)                                   the date that is 3 months and 3 Business Days from the date the first takeover offer is made to Stargames shareholders under the Offer or, if a Competing Takeover Bid is announced during that 3 month period, 5 months from 15 November 2005; and

(b)                                  5 Business Days after the end of the Offer Period.

Under the Option Deeds, SMI is provided with the ability to direct the votes of the grantors of the options in certain circumstances including in relation to competing takeover proposals.

A full copy of each Option Deed will have been released to the ASX by 15 November 2005.

3.6                               Dealings in Shares and Options

Neither Shuffle Master nor any associate of Shuffle Master has provided, or agreed to provide, consideration for Shares or Options under any purchase or agreement during the 4 months before the date of this Bidder’s Statement, except as described in section 3.5.

Neither Shuffle Master nor any associate of Shuffle Master has provided, or agreed to provide, consideration for Shares or Options under any purchase or agreement during the period starting on the date of this Bidder’s Statement and ending on the date immediately before the date of the Offer.

3.7                               Recent share price performance of Stargames

The closing price of Stargames Shares on ASX on 11 November 2005, being the last day on which Stargames Shares were traded before the Announcement Date, was $1.30.

The latest recorded sale price of Stargames Shares on ASX before the date on which this Bidder’s Statement was lodged with ASIC was $1.30.

The following chart shows the last sale price of Stargames Shares on ASX in the six months prior to the Announcement Date.

3.8                               Effect of the Offer on Options

The Offer extends to Stargames Shares that are issued on the exercise of Stargames Options during the period from the Register Date to the end of the Offer Period.

Shuffle Master is also making, or intends to make, contemporaneous offers in respect of the Options, on the terms described in section 7.1 of this Bidder’s Statement.

If Shuffle Master and its associates have relevant interests in at least 90% of the Stargames Shares during, or at the end of the Offer Period, Shuffle Master will (if it and its associates have a relevant interest in more than 90% of Stargames Shares at the time) give a notice of compulsory acquisition to all outstanding Stargames shareholders, even if the Stargames Shares to which those notices relate are issued:

•                                         after the Offer closes but before the notices are given (pursuant to paragraph 661A(4)(b) of the Corporations Act); or

•                                         on exercise of Stargames Options, up to six weeks after the notices are given (pursuant to paragraph 661A(4)(c) of the Corporations Act).

If not all of the Stargames Options are acquired by Shuffle Master or cancelled pursuant to agreements or other arrangements, and Shuffle Master is entitled to compulsorily acquire any outstanding Shares, Shuffle Master presently intends to seek to compulsorily acquire or cancel any outstanding Options pursuant to Part 6A.2 of the Corporations Act, although it reserves the right not to do so.

3.9                               No pre-Offer benefits

During the period of four months before the date of this Bidder’s Statement, neither Shuffle Master nor any associate of Shuffle Master gave, or offered to give, or agreed to give a benefit to another person which was likely to induce the other person, or an associate of the other person, to:

•                                         accept the Offer; or

•                                         dispose of Stargames Shares,

and which is not offered to all holders of Stargames Shares under the Offer.

3.10                        No escalation agreements

Neither Shuffle Master nor any associate of Shuffle Master has entered into any escalation agreement that is prohibited by section 622 of the Corporations Act.

4                                        Sources of cash consideration

4.1                               Total cash consideration

The consideration for the acquisition of the Shares to which the Offer relates will be satisfied wholly in cash.

If acceptances are received for all Shares on issue as at the date of this Bidder’s Statement, the amount of cash that Shuffle Master would be required to pay under the Offer would be $147,043,664.00.

If, the holders of all Options on issue and contemplated to be on issue at the date of this Bidder’s Statement elect to accept the offer to cancel their Options, an additional $1,397,500 will be payable by Shuffle Master. This assumes that the consideration for the Options will $1.55 per share less the exercise price for the applicable Options.

However, if holders of all Options on issue and contemplated to be on issue as at the date of this Bidder’s Statement exercise those Options (as opposed to accepting the offer to cancel their Options) and accept the Offer in respect of the Shares issued to them, an additional $6,556,500.00 will be payable by Shuffle Master under the Offer. (This assumes that each holder of Options funds the exercise price for the options to Stargames from his or her own sources and so will receive $1.55 per Share).

Accordingly, the maximum amount that Shuffle Master could be required to pay under the Offer is $153,600,164, together with transaction costs.

4.2                               Sources of cash consideration

(a)                                 Fund raising

SMI will attempt to raise the funds required for the cash consideration from either the public or private sale of its securities. There is no guarantee that any such transactions will close in time to fund the Offer.

(b)                                Commitment

In case the funds are not raised by way of sale of securities, SMI has received from Deutsche Bank (DB) a commitment to provide US$115 million to fund the Offer (Facility).

The Facility is available for purposes which include funding the cash consideration.

The availability of the Facility, and the ability to draw down under it, is subject to the same conditions set out in the Offer, as well as conditions precedent of a procedural nature and a condition that the parties prepare and execute formal loan documentation.

As at the date of this bidder’s statement, Shuffle Master is not aware of any reason why those conditions precedent will not be satisfied in time to allow the proceeds to be available to pay the cash consideration as and when required by the terms of the Offer.

The Facility is subject to events of default. As at the date of this bidder’s statement, Shuffle Master is not aware of the occurrence of any event of default or any circumstances that would lead to an event of default.

(c)                                 Loan to Shuffle Master

SMI has agreed to provide to Shuffle Master all necessary funding for the purposes of paying the cash consideration and other costs associated with the Offer. The conditions to this agreement, are the same as the conditions to the Offer and the terms of the agreement are no less favourable to Shuffle Master than those provided to SMI.

5                                        Shuffle Master’s intentions in relation to Stargames

5.1                               Introduction

Shuffle Master has been established for the purpose of making the Offer.

The intentions of Shuffle Master are set out in this section of the Bidder’s Statement. Those intentions have been formed on the basis of facts and information concerning Stargames, and the general business environment, which are known at the time of preparing this Bidder’s Statement. Final decisions will only be reached by Shuffle Master in light of material information and circumstances at the relevant time. Accordingly, the statements set out in this section are statements of current intention only and accordingly may vary as new information becomes available or circumstances change.

5.2                               Overview and rationale for the Offer

The SMI Group considers that the Australasian region has potential growth in the market for gaming products for the upcoming years. The acquisition of Stargames will increase the SMI Group’s presence in the region. It will also provide SMI Group with access to a product line that will be potentially attractive to major Australasian customers as well as to other customers outside the region.

That product line includes multi-player products, which could gain in their share of casino floor space over the next few years. It also includes a range of video slot products designed specifically for the Australasian market as well as a number of other international jurisdictions.

Stargames’ development capabilities may also enhance the SMI Group’s own Table Master product. Additionally, the SMI Group’s branded content may enhance Stargames’ Vegas Star product line.The development team at Stargames should also enhance the development capability of the SMI Group.

5.3                               Intentions for Stargames as a wholly owned controlled entity

This section 5.3 describes Shuffle Master’s intentions if Shuffle Master and its associates acquire a relevant interest in 90% or more of the Shares, and so becomes entitled to proceed to compulsory acquisition of outstanding Shares in accordance with Part 6A.1 of the Corporations Act.

In that circumstance, Shuffle Master’s current intentions are as follows:

(a)                                 Corporate matters

Shuffle Master presently intends to:

•                                         proceed with compulsory acquisition of the outstanding Shares in accordance with the provisions of Part 6A.1 of the Corporations Act, including any Stargames Shares which are issued after the close of the Offer as a result of the exercise of Options (see section 3.8 of this Bidder’s Statement);

•                                         thereupon arrange for Stargames to be removed from the official list of the ASX; and

•                                         subject to regulatory approvals being obtained for the new directors, replace the members of the Board with the nominees of Shuffle Master. It is anticipated that Dr. Mark Yoseloff  and Mr Paul C. Meyer (both officers of SMI) will be appointed to the boards of Stargames and each of its subsidiaries and that Mr John Rouse will remain a director of each of Stargames and each of its subsidiaries; and

•                                         retain the services of all of the current senior management of Stargames, subject to the operational review discussed below.

(b)                                Impact on other employees

Shuffle Master intends that the present employees of Stargames will continue to be employed by Stargames, subject to any changes arising from the operational review discussed below. Shuffle Master expects that there may be opportunities for high-performing Stargames staff to work for SMI in other locations around the world.

(c)                                 General operational review

After the end of the Offer Period, Shuffle Master intends to conduct an immediate, broad based review of Stargames’ operations on both a strategic and financial level. Shuffle Master intends that the review will evaluate Stargames’ performance, profitability and prospects and strategic relevance for the SMI Group to enable Shuffle Master to determine business plans for the future. In particular, Shuffle Master intends to explore the opportunities created by the access to product lines and development capabilities referred to in section 5.2 above.

5.4                               Intentions for Stargames as a part owned controlled entity

Shuffle Master reserves its right to declare the Offer free from the 90% minimum acceptance condition (or any other condition) to the Offer. However, Shuffle Master has not decided whether it will free the Offer from the 90% minimum acceptance condition (or any other condition).

This section 5.4 describes Shuffle Master’s intentions if it were to declare the Offer free of the 90% minimum acceptance condition and if Stargames becomes a controlled entity of Shuffle Master, but Shuffle Master is not entitled to proceed to compulsory acquisition in accordance with Part 6A.1 of the Corporations Act.

In that circumstance, Shuffle Master’s current intentions are as follows:

(a)                                 Corporate matters

After the end of the Offer Period, Shuffle Master intends:

•                                         (subject to the Corporations Act, regulatory approval and the constitution of Stargames) to seek to replace some of the members of the board of Stargames with nominees of SMI, so that the proportion of such nominees is broadly similar to the voting power of Shuffle Master. Shuffle Master would consider the recommendations in the ASX Corporate Governance Guidelines when determining the composition of the board. Replacement board members have not yet been finally decided by SMI and their identity will depend on the circumstances at the relevant time and will be subject to regulatory approval; however, it is expected that the majority of the replacement board members will be Dr Mark Yoseloff, Paul Meyer (both members of the SMI management team) and John Rouse (a current director of Stargames); and

•                                         if possible, to seek the delisting of Stargames from the ASX.

It is possible that, even if Shuffle Master is not entitled to proceed to compulsory acquisition of minority holdings after the end of the Offer Period under Part 6A.1 of the Corporations Act, it may subsequently become entitled to exercise rights of general compulsory acquisition under Part 6D.2 of the Corporations Act; for example, as a result of acquisitions of Shares in reliance on the “3% creep” exception in item 9 of section 611 of the Corporations Act. If so, it intends to exercise those rights.

(b)                                General operational review

After the end of the Offer Period, Shuffle Master intends to propose to the board of Stargames that an immediate, broad-based review of Stargames’ operations be conducted on both a strategic and financial level, along similar lines to that described in clause 5.3(c).

Shuffle Master intends, subject to the approval of the board of Stargames, to participate in this review.

(c)                                 Dividends and funding

Shuffle Master, in accordance with SMI’s current practice, would not intend to pay dividends.

(d)                                Limitations in giving effect to intentions

The ability of Shuffle Master to implement the intentions set out in this clause 5.4, will be subject to the legal obligations of Stargames directors to have regard to the interests of Stargames and all Stargames shareholders, and the requirements of the Corporations Act and the ASX Listing Rules relating to transactions between related parties. Shuffle Master will only make a decision on the above mentioned courses of action following legal and financial advice in relation to those requirements.

5.5                               Intentions for Stargames if not controlled by Shuffle Master

This section 5.5 describes Shuffle Master’s intentions if it were to declare the Offer free of the 90% minimum acceptance condition and if Stargames does not become a controlled entity of Shuffle Master.

In that circumstance:

•                                         Shuffle Master does not expect to be in a position to give effect to the intentions set out in sections 5.3 or 5.4 of this Bidder’s Statement; and

•                                         Shuffle Master’s current intention is to continue to hold any stake in Stargames with a view to maximising returns for SMI’s shareholders (this may result in Shuffle Master acquiring additional shares, to the extent permitted by law) or may dispose of its current holding in Stargames and any additional Shares acquired under the Offer in a manner which maximises returns for SMI’s shareholders.

5.6                               Other intentions

Subject to the matters described above in this section 5 and elsewhere in this Bidder’s Statement and, in particular, the completion of the strategic review of Stargames operations, it is the intention of Shuffle Master, on the basis of the facts and information concerning Stargames that are known to it and the existing circumstances affecting the assets and operations of Stargames at the date of this Bidder’s Statement, that:

•                                         the business of Stargames will be conducted in substantially the same manner as at the date of this Bidder’s Statement;

•                                         there will be no redeployment of the fixed assets of Stargames; and

•                                         the present employees of Stargames will continue to be employed by Stargames.

6                                        Taxation considerations for Stargames shareholders accepting the offer and disposing of shares

The following discussion is a general description of the Australian income and capital gains tax consequences for Stargames shareholders on disposing of their Shares pursuant to the Offer made by Shuffle Master.

It is based upon Australian taxation law and practice operative at the date of this Bidder’s Statement. It is not intended to be an authoritative or complete analysis of the taxation implications of accepting the Offer, and does not take into account the specific circumstances of any particular shareholder. In particular, it does not deal with the taxation consequences of disposing of shares issued under an employee share scheme, which may be subject to specific tax provisions.

It is recommended that you seek independent professional advice regarding the tax consequences of disposing of your Shares according to your own particular circumstances.

If you have acquired any Shares, options or rights under an employee share plan, the tax outcome of accepting this offer may be different to that outlined below. You should seek your own tax advice in relation to the exercise of any such options or rights or the sale of any such shares in the light of your particular circumstances including the terms of any relevant plan and any elections you have made in relation to your shares, options or rights.

6.1                               Characterisation of shareholding

The taxation treatment in respect of the disposal of the shares will depend on whether you hold the shares as trading stock on revenue account or on capital account. As this characterisation will depend on your own specific circumstances, you should seek your own independent advice on this issue in light of your own particular circumstances.

6.2                               Shareholders who are Australian residents

(a)                                 Disposal of shares held as trading stock

If you acquired your Shares for the purposes of sale or exchange in the ordinary course of a business you carry on, you would generally be regarded as holding the shares as trading stock. Generally, the trading stock provisions may apply to shareholders who are in the business of trading or dealing in shares and/or similar instruments.

Where you hold your Shares as trading stock, the value of the consideration you receive for disposing of your Shares (cash received) should be included in your assessable income.

(b)                                Disposal of shares held as revenue assets

If you acquired your Shares in the ordinary course of your business other than for the purpose of sale or exchange, or you acquired your Shares for a profit making or speculative purpose you should hold your Shares as revenue assets.

If you hold your Shares as revenue assets you will be required to treat any gain arising on the disposal of your Shares as assessable income.  Any net loss incurred on the disposal of your Shares should be an allowable deduction (subject to the non-commercial loss deferral provisions).

The gain or loss will be calculated as the difference between:

(i) the money value of the consideration (the cash received); and

(ii) the cost of acquiring your Shares.

(c)                                 Disposal of shares held as capital investments

The disposal of shares which were acquired after 20 September 1985 and which are held on capital account, will generally have capital gains tax (CGT) implications.

The CGT implications of a disposal of your Shares will depend upon a number of factors, including:

•                                         the date your Shares were acquired;

•                                         your taxpayer status;

•                                         the length of time you have held your Shares.

(1)                                 Shares acquired before 21 September 1999

If your Shares were acquired before 21 September 1999, a capital gain or loss will arise dependant upon the difference between:

(A)                             the value of the capital proceeds (the cash received); and

(B)                               the cost base of the shares (which would generally include the amount paid to acquire the shares plus any incidental costs of acquisition, eg brokerage fees and stamp duty).

For the purpose of calculating a capital gain (but not a capital loss), you may choose that the cost base of those shares be indexed for inflation to 30 September 1999 (which would only be of any practical effect if the shares were acquired prior to 1 July 1999).

Alternatively, provided you have held your Shares for at least 12 months, and do not choose to apply indexation, the discount capital gain provisions may apply. This means that:

(A)                             if you are an individual or trust, only one-half of the capital gain (without any allowance for indexation for inflation in the cost base of the shares) will be taxable; or

(B)                               if you are a complying superannuation entity or a life insurance company holding the shares as virtual PST assets, only two thirds of the capital gain (without any allowance for indexation for inflation in the cost base of the shares) will be taxable.

The rules relating to discount capital gains and trusts are complex. Trustees should seek their own advice as to how the CGT discount applies to them and their beneficiaries, having regard to their own particular circumstances.  The discount capital gain provisions do not apply to shareholders who are companies.

The “choice” to apply indexation rather than the discount capital gain provisions must be made by you on or before the day you lodge your income tax return for the income year in which the disposal occurs.

A capital loss may be used to offset capital gains derived in the same or subsequent years of income (subject to satisfying certain conditions) but cannot be offset against ordinary income, nor carried back to offset net capital gains arising in earlier income years. Where you choose to use the discount capital gain method, any available capital loss will be applied to reduce the realised nominal gain before multiplying the resulting net amount by the applicable discount percentage to calculate the amount of the capital gain that is assessable. Alternatively, if you choose the indexation option, capital losses are applied after calculating the capital gain using the indexed cost base.

(2)                                 Shares acquired after 21 September 1999

If you acquired your Shares after 21 September 1999 you will not be entitled to choose indexation of the cost base when calculating any capital gain on disposal.

If you are an individual, trust, complying superannuation entity or a life insurance company holding the shares as virtual PST assets that have held shares for at least 12 months, the discount capital gain provisions described above will automatically apply in calculating any capital gain on disposal.

As explained above, any available capital loss will be applied to reduce the realised nominal gain before multiplying the resulting net amount by one half or two-thirds (as applicable) to calculate the capital gain that is assessable.

If your Shares have been held for less than 12 months or you are another category of shareholder (for example, a company), the discount capital gain method is not available. A capital gain on the shares, being any excess of the value of the capital proceeds over the unindexed cost base of the shares will be assessable in full.

(d)                                No double taxation

Where you hold your Shares on revenue account and make both an income gain and a capital gain, your capital gain will be reduced by the amount of the income gain, thereby avoiding double taxation of the same gain.

6.3                               Shareholders who are not Australian residents

If your Shares were acquired as trading stock or are held as revenue assets, and you are resident in a country with which Australia has concluded a double tax agreement, you will generally only be subject to income tax in Australia to the extent that your Shares are held by you in the course of carrying on business at or through a permanent establishment in Australia.

If you hold your Shares as trading stock, the capital gains tax provisions do not apply to the disposal of your Shares.

If you hold your Shares on capital account you will not have a taxable capital gain in Australia unless you (together with any associates) have at any time during the 5 years immediately preceding the disposal, owned 10% or more of the issued share capital of Stargames.

Where you hold your Shares on revenue account and make both an income gain and a capital gain, your capital gain will be reduced by the amount of the income gain, thereby avoiding double taxation of the same gain.

6.4                               Tax election

Shuffle Master and its affiliates shall be permitted and intend to make an election under section 338(g) of the U.S. Internal Revenue Code and the Treasury Regulations promulgated thereunder and any comparable provisions of state or local Tax Laws (Section 338(g) Elections) with respect to any acquired company. Shuffle Master and/or its affiliates may report the acquisition of Shares consistent with Section 338(g) Election (and any comparable elections under state or local Tax Laws).

The above election is required so that SMI may be able to treat the acquisition of shares by Shuffle Master as an asset purchase for US tax purposes only and does not affect Stargames, its non-US shareholders, or certain U.S. shareholders if certain ownership thresholds are not met. If you have any concerns in relation to this election you should seek you own tax advice.

7                                        Other material information

7.1                               Offers for Stargames securities other than Shares

Shuffle Master has offered to cancel all Options on issue for $1.55 per Option less the exercise price for that particular Option.

To the extent that Options are exercisable during the Offer Period, Option holders may choose to exercise their Options and accept the Offer made in this Bidder’s Statement in respect of the resulting Shares.

7.2                               Pre bid agreement

On 15 November 2005 Shuffle Master and Stargames entered into a pre bid agreement under which they have agreed to various matters in connection with the Takeover Bid. The key terms of this agreement are summarised below:

(a)                                 Agreed Bid Terms – Shuffle Master and Stargames agreed to the terms of the Offer set out in section 8 of this Bidder’s Statement and Shuffle Master agreed to make the Offer.

(b)                                Cost reimbursement – the agreement provides for reimbursement of Shuffle Master’s costs in relation to the announcement or making the offer in the amount of A$1,536,000 in the following circumstances (subject to limited exceptions):

(1)                                 the directors of Stargames (or any one or more of them) makes a recommendation to Stargames in favour of a proposal or offer with respect to any transaction that would if completed substantially in accordance with its terms, result in any person  (or group of persons) other than Shuffle Master (or its related corporations) acquiring control of Stargames (a Competing Bid);

(2)                                 the directors of Stargames (or any one or more of them) fails to make or withdraws a recommendation in favour of the Offer subject only to the qualifications that there is no Competing Bid and that the recommendation is and remains consistent with the directors’ reasonable exercise of their fiduciary duties;

(3)                                 a Competing Bid is made, and that bidder acquires a relevant interest in more than 50% of the Shares; or

(4)                                 Shuffle Master does not acquire a relevant interest in at least 90% of the Shares by the end of the Offer Period. The reimbursement amount will not be payable under this paragraph 7.2(b)(4) if a condition set out in paragraphs 8.7(h),8.7(j),8.7(k) or 8.7(l) of the Offer is not, or will not be, fulfilled, and no other condition has not been fulfilled.

(c)                                 Facilitation of Offer – Stargames agreed to provide Shuffle Master with reasonable access to senior management to assist Shuffle Master to obtain information about current developments within Stargames and to assist with integration planning.

(d)                                No solicitation – Stargames must not solicit or encourage a Competing Bid or, unless certain conditions are met, take part in negotiations or provide information with respect to any offer or proposal by any person to make a Competing Bid.

(e)                                 Regulatory approvals  — Stargames and Shuffle Master have agreed that they will use reasonable endeavours to perform all acts and do all other things within its reasonable control to obtain the regulatory approvals or consents required by the regulatory approval condition to the Offer.

7.3                               Due Diligence

For the purpose of confirming its assessment of whether or not to offer to acquire all of the Shares, SMI Group was given access to certain information concerning Stargames and its subsidiaries which has not been disclosed generally to the market or to Stargames’ shareholders. Except as set out elsewhere in this Bidder’s Statement, none of the information to which the SMI Group was given access was, in the opinion of Shuffle Master, of such a nature and quality that, if the information were generally available, a reasonable person would expect it to have a material effect on the price or value of the Shares, or in the opinion of Shuffle Master and except as disclosed elsewhere in this Bidder’s Statement, would otherwise be material to a decision by a Stargames Shareholder whether or not to accept the Offer.

7.4                               Other Regulatory

In Australia and internationally, the gaming sector is regulated by government agencies. A condition to the Offer is that all necessary approvals, consents or waivers that are required for the Offer to be lawfully made and accepted are given and are not modified. As mentioned in section 7.2(e) above, the parties have agreed to use reasonable endeavours to obtain such approvals.

(a)                                 Australian approvals

In Australia prior approval is required in the following jurisdictions and applications for such approvals will be made:

(1)                                 New South Wales

In New South Wales, the NSW Licensing Court must approve a change in officers of the licensee. In New South Wales, Stargames’ wholly owned subsidiary, Stargames Corporation Pty Limited is the licensee (the Licensee). As mentioned in the intentions section above and subject to regulatory approval, it is proposed that Dr Mark Yoseloff and Mr Paul C Meyer will be appointed as directors of Stargames and each of its subsidiaries if the Offer is successful.

The process for obtaining such consent will include an application to the Licensing Court. There can be no guarantees as to the time that it will take to obtain such consents, however, as previously mentioned the parties have agreed to use reasonable endeavours to obtain the consents.

(2)                                 Victoria

In Victoria, the Victorian Commission for Gambling Regulation must approve the changes in ownership of Stargames envisaged by the Offer and also any change of officers in both the Licensee and Stargames.

As in New South Wales, the approval process requires information to be supplied and police checks on incoming directors which may take a period of time. Accordingly there can be no guarantee as to the expected time as to the decision from the authority.

(3)                                 South Australia

As in Victoria, the South Australian gaming authority must approve any changes in the ownership of Stargames and any change of officers in both the Licensee and Stargames.

(b)                                Australian notification requirements

In all Australian jurisdictions (including New South Wales, Victoria and South Australia), the proposed changes in directors and in ownership of Stargames and the Licensee must be notified to the relevant gaming authorities.

Shuffle Master and Stargames will notify each authority of the proposed transaction. Nevertheless there can be no guarantee that a gaming authority will not take any action which may prevent or delay the fulfilment of a condition to the Offer.

Shuffle Master notes that Dr Mark Yoseloff and Mr Paul C Meyer have made successful licence applications and/or have been found suitable in every jurisdiction that SMI or its subsidiaries operate or that has required licensing for SMI Group activities to be undertaken (including such jurisdictions as Nevada, New Jersey, Louisiana and Mississippi).

(c)                                 International requirements

Shuffle Master is not aware of any international pre approvals that are required for the Offer to complete.

7.5                               Date for determining holders of Shares

For the purposes of section 633 of the Corporations Act, the date for determining the people to whom information is to be sent under items 6 and 12 of subsection 633(1) is the Register Date.

7.6                               Consents

This Bidder’s Statement contains statements made by, or statements said to be based on statements made by, SMI. SMI has consented to the inclusion of:

•                                         each statement it has made; and

•                                         each statement which is said to be based on a statement it has made,

in the form and context in which the statements appear and has not withdrawn that consent as at the date of this Bidder’s Statement.

This Bidder’s Statement includes statements which are made in, or based on statements made in, documents lodged with ASIC or given to ASX. Under the terms of ASIC Class Order 01/1543, the parties making those statements are not required to consent to, and have not consented to, inclusion of those statements in this Bidder’s Statement. If you would like to receive a copy of any of those documents, or the relevant parts of the documents containing the statements, (free of charge), during the bid period, please contact the Stargames Information Line on 1300 733 343 (or in the case of international callers, +61 3 9415 4213). For legal reasons, calls to this number will be recorded.

In addition, as permitted by ASIC Class Order 03/635, this Bidder’s Statement may include or be accompanied by certain statements:

•                                         fairly representing a statement by an official person; or

•                                         from a public official document or a published book, journal or comparable publication.

7.7                               Social security and superannuation implications of Offer

Acceptance of the Offer may have implications under your superannuation arrangements or on your social security entitlements. If in any doubt, you should seek specialist advice.

7.8                               Other material information

Except as disclosed elsewhere in this Bidder’s Statement, there is no other information that is:

(a)                                 material to the making of a decision by a Stargames shareholder whether or not to accept the Offer; and

(b)                                known to Shuffle Master,

which has not previously been disclosed to Stargames shareholders.

8                                        The terms and conditions of the Offer

8.1                               Offer

(a)                                 Shuffle Master offers to acquire all of Your Shares on and subject to the terms and conditions set out in section 8 of this Bidder’s Statement.

(b)                                The consideration under the Offer is $1.55 per Share.

(c)                                 By accepting this Offer, you undertake to transfer to Shuffle Master not only the Shares to which the Offer relates, but also all Rights attached to those Shares (see section 8.5(c)(5)and section 8.6(c)).

(d)                                This Offer is being made to each person registered as the holder of Shares in the register of Stargames shareholders at open of business (Australian Eastern Daylight Time) on the Register Date. It also extends to:

(1)                                 holders of Options that come to be Shares during the period from the Register date to the end of the Offer Period due to the exercise of rights conferred by, such securities the Options and which are on issue as at the Register Date; and

(2)                                 any person who becomes registered, or entitled to be registered, as the holder of Your Shares during the Offer Period.

(e)                                 If, at the time the Offer is made to you, or at any time during the Offer Period, another person is, or is entitled to be, registered as the holder of some or all of the Shares to which this Offer relates:

(1)                                 a corresponding offer on the same terms and conditions as this Offer will be deemed to have been made to that other person in respect of those Shares; and

(2)                                 a corresponding offer on the same terms and conditions as this Offer will be deemed to have been made to you in respect of any other Shares you hold to which the Offer relates; and

(3)                                 this Offer will be deemed to have been withdrawn immediately at that time.

(f)                                   If at any time during the Offer Period you are registered or entitled to be registered as the holder of one or more parcels of Shares as trustee or nominee for, or otherwise on account of, another person, you may accept as if a separate Offer on the same terms and conditions as this Offer had been made in relation to each of those parcels and any parcel you hold in your own right. To validly accept the offer for each parcel, you must comply with the procedure in subsection 653B(3) of the Corporations Act. If, for the purposes of complying with that procedure, you require additional copies of this Bidder’s Statement and/or the Acceptance Form, please call Stargames Information Line on 1300 733 343 (or in the case of international callers, +61 3 9415 4213) to request those additional copies.

(g)                                If Your Shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee you should contact that nominee for assistance in accepting the Offer.

(h)                                The Offer is dated [     ] 2005.

8.2                               Offer Period

(a)                                 Unless withdrawn, the Offer will remain open for acceptance during the period commencing on the date of this Offer and ending at 7.00pm (Australian Eastern Daylight Time) on the later of:

(1)                                 [       ] 2005; or

(2)                                 any date to which the Offer Period is extended.

(b)                                Shuffle Master reserves the right, exercisable in its sole discretion, to extend the Offer Period in accordance with the Corporations Act.

(c)                                 If, within the last seven days of the Offer Period, either of the following events occurs:

(1)                                 the Offer is varied to improve the consideration offered; or

(2)                                 Shuffle Master’ voting power in Stargames increases to more than 50%,

then the Offer Period will be automatically extended so that it ends 14 days after the relevant event.

8.3                               How to accept this Offer

(a)                                 General

(1)                                 Subject to section 8.1(e) and section 8.1(f), you may accept this Offer only for all of Your Shares.

(2)                                 You may accept this Offer at any time during the Offer Period.

(b)                                Shares held in your name on Stargames’ issuer sponsored subregister

To accept this Offer for Shares held in your name on Stargames’ issuer sponsored sub-register (in which case your Securityholder Reference Number will commence with “I”), you must:

(1)                                 complete and sign the Acceptance Form in accordance with the terms of this Offer and the instructions on the Acceptance Form; and

(2)                                 ensure that the Acceptance Form (including any documents required by the terms of this Offer and the instructions on the Acceptance Form) is received before the end of the Offer Period, at one of the addresses shown on the Acceptance Form.

(c)                                 Shares held in your name in a CHESS Holding

(1)                                 To accept this Offer for Shares held in a CHESS Holding (in which case your Holder Identification Number will commence with “X”) you should:

(A)                             instruct your broker or Controlling Participant (for Stargames shareholders who are not institutions, this is normally the stockbroker either through whom you bought Your Shares or through whom you ordinarily acquire shares on the ASX) to initiate acceptance of this Offer on your behalf in accordance with Rule 14.14 of the ASTC Settlement Rules before the end of the Offer Period; or

(B)                               if you are a Participant, initiate acceptance of this Offer in accordance with Rule 14.14 of the ASTC Settlement Rules before the end of the Offer Period.

(2)                                 Alternatively, to accept this Offer for Shares held in a CHESS Holding (in which case your Holder Identification Number will commence with “X”), you may sign and complete the Acceptance Form in accordance with the terms of this Offer and the instructions on the Acceptance Form and ensure that it (including any documents required by the terms of this Offer and the instructions on the Acceptance Form) is received before the end of the Offer Period, at one of the addresses shown on the Acceptance Form.

(d)                                Shares of which you are entitled to be registered as holder

To accept this Offer for Shares which are not held in your name, but of which you are entitled to be registered as holder, you must:

(1)                                 complete and sign the Acceptance Form in accordance with the terms of this Offer and the instructions on the Acceptance Form; and

(2)                                 ensure that the Acceptance Form (including any documents required by the terms of this Offer and the instructions on the Acceptance Form) is received before the end of the Offer Period, at one of the addresses shown on the Acceptance Form.

(e)                                 Acceptance Form and other documents

(1)                                 If your Acceptance Form (including any documents required by the terms of this Offer and the instructions on the Acceptance Form) is returned by post, it will be deemed to be received in time if the envelope in which it is sent is post-marked before the end of the Offer Period, even if it is received after that date.

(2)                                 If your Acceptance Form (including any documents required by the terms of this Offer and the instructions on the Acceptance Form) is returned by facsimile, it will be deemed to be received in time if the facsimile transmission is received (evidenced by a confirmation of successful transmission) before the end of the Offer Period, but you will not be entitled to receive the consideration to which you are entitled, until your original Acceptance Form (including any documents required by the terms of this Offer and the instructions on the Acceptance Form) is received at one of the addresses shown on the Acceptance Form.

(3)                                 When using the Acceptance Form to accept this Offer in respect of Shares in a CHESS Holding, you must ensure that the Acceptance Form (and any documents required by the terms of this Offer and the instruction on the Acceptance Form) are received by Shuffle Master in time for Shuffle Master to instruct your Controlling Participant to initiate acceptance of this Offer on your behalf in accordance with Rule 14.14 of the ASTC Settlement Rules before the end of the Offer Period.

(4)                                 The transmission of the Acceptance Form and other documents is at your own risk.

(f)                                   Foreign Law

It is your sole responsibility to satisfy yourself that you are permitted by any Foreign Law applicable to you to accept this Offer.

8.4                               Validity of acceptances

(a)                                 Subject to this section 8.4, your acceptance of the Offer will not be valid unless it is made in accordance with the procedures set out in section 8.3.

(b)                                Shuffle Master will determine, in its sole discretion, all questions as to the form of documents, eligibility to accept the Offer and time of receipt of an acceptance of the Offer. Shuffle Master is not required to communicate with you prior to making this determination. The determination of Shuffle Master will be final and binding on all parties.

(c)                                 Notwithstanding section 8.3(b), section 8.3(c)(2) and section 8.3(e), Shuffle Master may, in its sole discretion, at any time and without further communication to you, deem any Acceptance Form it receives to be a valid acceptance in respect of Your Shares, even if a requirement for acceptance has not been complied with.

(d)                                If any Shares delivered by you are not exchanged for cash for any reason pursuant to the terms and conditions of this Offer, they will be returned to you (at your risk) as promptly as practicable following the expiration or withdrawal of this Offer. In such case, Shuffle Master will return, at your risk, your Acceptance Form together with any other documents forwarded by you, to your address as shown on the Acceptance Form or such other address as you may notify Shuffle Master in writing.

8.5                               The effect of acceptance

(a)                                 Once you have accepted this Offer, you will be unable to revoke your acceptance, the contract resulting from your acceptance will be binding on you and you will be unable to withdraw Your Shares from the Offer or otherwise dispose of Your Shares, except as follows:

(1)                                 if, by the relevant times specified in section 8.5(b), the conditions in section 8.7 have not all been fulfilled or freed, this Offer will automatically terminate and Your Shares will be returned to you; or

(2)                                 if the Offer Period is extended for more than one month and, at the time, this Offer is subject to one or more of the conditions in section 8.7, you may be able to withdraw your acceptance and Your Shares in accordance with section 650E of the Corporations Act. A notice will be sent to you at the time explaining your rights in this regard.

(b)                                The relevant times for the purposes of section 8.5(a)(1) are:

(1)                                 in relation to the condition in section 8.7(c), the end of the third business day after the end of the Offer Period; and

(2)                                 in relation to all other conditions in section 8.7, the end of the Offer Period.

(c)                                 By signing and returning the Acceptance Form, or otherwise accepting this Offer pursuant to section 8.3, you will be deemed to have:

(1)                                 accepted this Offer (and any variation of it) in respect of, and, subject to all of the conditions to this Offer in section 8.7 being fulfilled or freed, agreed to transfer to Shuffle Master, Your Shares (even if the number of Shares specified on the Acceptance Form differs from the number of Your Shares), subject to section 8.1(e) and section 8.1(f);

(2)                                 represented and warranted to Shuffle Master, as a fundamental condition, going to the root of the contract resulting from your acceptance, that at the time of acceptance, and the time the transfer of Your Shares to Shuffle Master is registered, that all Your Shares are and will be free from all mortgages, charges, liens, encumbrances and adverse interests of any nature (whether legal or otherwise) and free from restrictions on transfer of any nature (whether legal or otherwise), that you have full power and capacity to accept this Offer and to sell and transfer the legal and beneficial ownership in Your Shares to Shuffle Master, and that you have paid to Stargames all amounts which at the time of acceptance have fallen due for payment to Stargames in respect of Your Shares;

(3)                                 irrevocably authorised Shuffle Master (and any director, secretary or nominee of Shuffle Master) to alter the Acceptance Form on your behalf by inserting correct details of Your Shares, filling in any blanks remaining on the form and rectifying any errors or omissions as may be considered necessary by Shuffle Master to make it an effective acceptance of this Offer or to enable registration of Your Shares in the name of Shuffle Master;

(4)                                 if you signed the Acceptance Form in respect of Shares which are held in a CHESS Holding, irrevocably authorised Shuffle Master (or any director, secretary or agent of Shuffle Master) to:

(A)                             instruct your Controlling Participant to initiate acceptance of this Offer in respect of Your Shares in accordance with Rule 14.14 of the ASTC Settlement Rules; and

(B)                               give any other instructions in relation to Your Shares to your Controlling Participant, as determined by Shuffle Master acting in its own interests as a beneficial owner and intended registered holder of those Shares;

(5)                                 irrevocably authorised and directed Stargames to pay to Shuffle Master, or to account to Shuffle Master for, all Rights in respect of Your Shares, subject, if this Offer is withdrawn, to Shuffle Master accounting to you for any such Rights received by Shuffle Master;

(6)                                 irrevocably authorised Shuffle Master to notify Stargames on your behalf that your place of address for the purpose of serving notices upon you in respect of Your Shares is the address specified by Shuffle Master in the notification;

(7)                                 with effect from the date on which all the conditions to this Offer in section 8.7 have been fulfilled or freed:

(A)                             irrevocably appointed Shuffle Master (and any director, secretary or nominee of Shuffle Master) severally from time to time as your true and lawful attorney to exercise all your powers and rights in relation to Your Shares, including (without limitation) powers and rights to requisition, convene, attend and vote in person, by proxy or by body corporate representative, at all general meetings of Stargames and to request Stargames to register, in the name of Shuffle Master or its nominee, Your Shares, as appropriate, with full power of substitution (such power of attorney, being coupled with an interest, being irrevocable); and

(B)                               agreed not to attend or vote in person, by proxy or by body corporate representative at any general meeting of Stargames or to exercise or purport to exercise any of the powers and rights conferred on Shuffle Master (and its directors, secretaries and nominees) in section 8.5(c)(7)(A);

(8)                                 agreed that in exercising the powers and rights conferred by the powers of attorney granted under section 8.5(c)(7)(A), the attorney will be entitled to act in the interests of Shuffle Master as the beneficial owner and intended registered holder of Your Shares;

(9)                                 agreed to do all such acts, matters and things that Shuffle Master may require to give effect to the matters the subject of this section 8.5(c) (including the execution of a written form of proxy to the same effect as this section 8.5(c) which complies in all respects with the requirements of the constitution of Stargames) if requested by Shuffle Master;

(10)                           agreed to indemnify Shuffle Master in respect of any claim or action against it or any loss, damage or liability whatsoever incurred by it as a result of you not producing your Holder Identification Number or Securityholder Reference Number or in consequence of the transfer of your Acceptance Shares to Shuffle Master being registered by Stargames without production of your Holder Identification Number or your Securityholder Reference Number for Your Shares;

(11)                           represented and warranted to Shuffle Master that, unless you have notified it in accordance with section 8.1(f), Your Shares do not consist of separate parcels of Shares;

(12)                           irrevocably authorised Shuffle Master (and any nominee) to transmit a message in accordance with Rule 14.17 of the ASTC Settlement Rules to transfer Your Shares to Shuffle Master’s Takeover Transferee Holding, regardless of whether it has paid the consideration due to you under this Offer;

(13)                           agreed, subject to the conditions of this Offer in section 8.7 being fulfilled or freed, to execute all such documents, transfers and assurances, and do all such acts, matters and things that Shuffle Master may consider necessary or desirable to convey Your Shares registered in your name and Rights to Shuffle Master;

(d)                                The undertakings and authorities referred to in section 8.5(c) will remain in force after you receive the consideration for Your Shares and after Shuffle Master becomes registered as the holder of Your Shares.

8.6                               Payment of consideration

(a)                                 Subject to this section 8.6 and the Corporations Act, Shuffle Master will provide the consideration due to you for Your Shares on or before the earlier of:

(1)                                 1 month after the date of your acceptance or, if this Offer is subject to a defeating condition when you accept this Offer, within 1 month after this Offer becomes unconditional; and

(2)                                 21 days after the end of the Offer Period.

(b)                                Where the Acceptance Form requires an additional document to be delivered with your Acceptance Form (such as a power of attorney):

(1)                                 if that document is given with your Acceptance Form, Shuffle Master will provide the consideration in accordance with section 8.6(a);

(2)                                 if that document is given after your Acceptance Form and before the end of the Offer Period while this Offer is subject to a defeating condition, Shuffle Master will provide the consideration due to you on or before the earlier of:

(A)                             1 month after this Offer becomes unconditional; and

(B)                               21 days after the end of the Offer Period;

(3)                                 if that document is given after your Acceptance Form and before the end of the Offer Period while this Offer is not subject to a defeating condition, Shuffle Master will provide the consideration due to you on or before the earlier of:

(A)                             1 month after that document is given; and

(B)                               21 days after the end of this Offer period; and

(4)                                 if that document is given after the end of the Offer Period, and the Offer is not subject to a defeating condition, unconditional, Shuffle Master will provide the consideration within 21 days after that document is delivered. However, if at the time the document is given, the Offer is still subject to a defeating condition that relates only to the happening of an event or circumstance referred to in subsection 652C(1) or (2) of the Corporations Act, Shuffle Master will provide the consideration due to you within 21 days after the Offer becomes unconditional.

(c)                                 If you accept this Offer, Shuffle Master is entitled to all Rights in respect of Your Shares. Shuffle Master may require you to provide all documents necessary to vest title to those Rights in Shuffle Master, or otherwise to give it the benefit or value of those Rights. If you do not give those documents to Shuffle Master, or if you have received the benefit of those Rights, Shuffle Master will deduct from the consideration otherwise due to you the amount (or value, as reasonably assessed by Shuffle Master) of those Rights, together with the value (as reasonably assessed by Shuffle Master) of the franking credits, if any, attached to the Rights.

(d)                                The consideration payable by Shuffle Master to you under the Offer will be paid to you by cheque in Australian currency. Cheques will be posted to you at your risk by ordinary mail at the address as shown on your Acceptance Form.

(e)                                 If at the time you accept the Offer any of the following:

(1)                                 Banking (Foreign) Exchange Regulations 1959 (Cth);

(2)                                 Part 4 of the Charter of the United Nations Act 1945 (Cth);

(3)                                 Charter of the United Nations (Terrorism and Dealing with Assets) Regulations 2002 (Cth);

(4)                                 Charter of the United Nations (Sanctions - Afghanistan) Regulations 2001 (Cth);

(5)                                 Iraq (Reconstruction and Repeal of Sanctions) Regulations 2003 (Cth); or

(6)                                 any other law of Australia,

require that an authority, clearance or approval of the Reserve Bank of Australia, the Australian Taxation Office or any other government authority be obtained before you receive any consideration for Your Shares, or would make it unlawful for Shuffle Master to provide any consideration to you for Your Shares, you will not be entitled to receive any consideration for Your Shares until all requisite authorities, clearances or approvals have been received by Shuffle Master. As far as Shuffle Master is aware, as at the date of this Bidder’s Statement, the persons to whom this section 8.6(e) will apply are: prescribed supporters of the former government of Yugoslavia; ministers and senior officials of the Government of Zimbabwe; persons associated with the former government of Iraq (including senior officials, immediate family members of senior officials, or an entities controlled by any of those persons); Usama bin Laden; the Taliban; members of the Al-Qaeda organisation; and a person named in the list maintained pursuant to paragraph 2 of Resolution 1390 of the Security Council of the United Nations.

8.7                               Conditions of this Offer

Subject to section 8.8, the completion of this Offer and any contract that results from an acceptance of this Offer, are subject to the fulfilment of the conditions set out below:

(a)                                 Regulatory approvals

Before the end of the Offer Period, all approvals, consents or waivers that are required by law, or by any Public Authority, as are necessary to permit the Offer to be lawfully made to and accepted by Stargames Shareholders and the nominees of Shuffle Master to be appointed to the Board of Stargames and any subsidiary of Stargames are granted, given, made or obtained on a basis which is unconditional (except for any procedural filing requirements), remain in full force and effect in all respects, and do not become subject to any notice, intimation or indication of intention to revoke, suspend, restrict, modify or not renew the same.

(b)                                Minimum acceptance condition

That at the end of the Offer Period, Shuffle Master and its associates have a relevant interest in at least 90% (by number) of the Shares in the bid class.

(c)                                 No prescribed occurrences

That none of the following events occurs during the period beginning on the date the Bidder’s Statement is given to Stargames and ending at the end of the Offer Period:

(1)                                 Stargames converts all or any of its shares into a larger or smaller number of shares;

(2)                                 Stargames or a subsidiary of Stargames resolves to reduce its share capital in any way;

(3)                                 Stargames or a subsidiary of Stargames:

(A)                             enters into a buy-back agreement; or

(B)                               resolves to approve the terms of a buy-back agreement under section 257C(1) or 257D(1) of the Corporations Act;

(4)                                 Stargames or a subsidiary of Stargames issues shares (other than Shares issued as the result of the exercise of Options) or grants an option over its shares, or agrees to make such an issue or grant such an option other than the issue of 750,000 Stargames Options to the managing director if approved by a resolution of members at the annual general meeting to be held in November 2005 or any adjournment of that meeting;

(5)                                 Stargames or a subsidiary of Stargames issues, or agrees to issue, convertible notes;

(6)                                 Stargames or a subsidiary of Stargames disposes, or agrees to dispose, of the whole, or a substantial part, of its business or property;

(7)                                 Stargames or a subsidiary of Stargames charges, or agrees to charge, the whole, or a substantial part, of its business or property;

(8)                                 Stargames or a subsidiary of Stargames resolves to be wound up;

(9)                                 the appointment of a liquidator or provisional liquidator of Stargames or of a subsidiary of Stargames;

(10)                           a court makes an order for the winding up of Stargames or of a subsidiary of Stargames;

(11)                           an administrator of Stargames, or of a subsidiary of Stargames, is appointed under section 436A, 436B or 436C of the Corporations Act;

(12)                           Stargames or a subsidiary of Stargames executes a deed of company arrangement; or

(13)                           a receiver, or a receiver and manager, is appointed in relation to the whole, or a substantial part, of the property of Stargames or of a subsidiary of Stargames.

(d)                                No prescribed occurrences between announcement and service

That none of the events referred to in sub-paragraph 8.7(c)(1) to 8.7(c)(13) happens in relation to Stargames during the period beginning on the Announcement Date and ending at the end of the day before the Bidder’s Statement is given to Stargames.

(e)                                 No action by Public Authority adversely affecting the Takeover Bid

That during the Condition Period:

(1)                                 there is not in effect any preliminary or final decision, order or decree issued by a Public Authority;

(2)                                 no action or investigation is instituted, or threatened by any Public Authority; or

(3)                                 no application is made to any Public Authority (other than an application by Shuffle Master or any company within the SMI Group, an application under section 657G of the Corporations Act, or an application commenced by a person specified in section 659B of the Corporations Act in relation to the Takeover Bid), in consequence of, or in conjunction with, the Takeover Bid (other than an application to, or a decision or order of, ASIC or the Takeovers Panel in exercise of the powers and discretions conferred by the Corporations Act), which restrains or prohibits or threatens to restrain or prohibit, or may otherwise materially adversely impact upon, the making of the Takeover Bid or the objectives of the Takeover Bid (including without limitation the appointment of Shuffle Master nominees to the board of Stargames and any subsidiary of Stargames) or seeks to require the divestiture by Shuffle Master of any Shares, or the divestiture of any assets by any company within the Stargames Group or the SMI Group.

(f)                                   No material acquisitions, disposals, etc.

Except for any proposed transaction publicly announced by Stargames before the Announcement Date and any transaction undertaken by Stargames in its ordinary course of business, none of the following events occur during the period from that date to the end of the Offer Period:

(1)                                 Stargames, or any subsidiary of Stargames, acquires, offers to acquire or agrees to acquire (other than components to be used in the manufacture of Stargames’ goods)  one or more companies or assets (or an interest in one or more companies or assets) for an amount in aggregate greater than $200,000 or makes an announcement in relation to such an acquisition;

(2)                                 Stargames, or any subsidiary of Stargames, disposes, offers to dispose or agrees to dispose of (other than goods manufactured and sold by Stargames in the ordinary course of business) one or more companies or assets (or an interest in one or more companies or assets) for an amount in aggregate greater than $200,000 or makes an announcement in relation to such a disposal;

(3)                                 Stargames, or any subsidiary of Stargames, enters into, offers to enter into or announces that it proposes to enter into any joint venture or partnership, involving a commitment of greater than $200,000 or makes an announcement in relation to such a commitment; or

(4)                                 Stargames, or any subsidiary of Stargames, incurs or commits to, or grants to another person a right the exercise of which would involve a member of the Stargames Group incurring or committing to any capital expenditure or other liability of any nature (whether conditional or otherwise) in respect of one or more related items of greater than $200,000 or makes an announcement in relation to such a commitment.

(g)                                Conduct of Stargames’ business

That, during the Condition Period, none of Stargames, or (except in relation to (g)(1) or (g)(2)) any body corporate which is or becomes a subsidiary of Stargames, without the written consent of Shuffle Master:

(1)                                 declares, or distributes any dividend, bonus or other share of its profits or assets;

(2)                                 makes any change in its constitution;

(3)                                 borrows or agrees to borrow any money (except for temporary borrowing from its bankers in the ordinary course of business) in an amount exceeding $50,000;

(4)                                 releases, discharges or modifies any obligation owed to it of a value exceeding $50,000 or agrees to do so (other than in the ordinary course of business by extending the time for payment under terms for sale);

(5)                                 enters or agrees to enter into any contract of service or varies or agrees to vary any existing contract of service with any director or manager, or pays (other than pursuant to the terms existing as at the Announcement Date of a contract of service) or agrees to pay any retirement benefit or allowance to any director, manager, or make or agree to make any substantial change in the basis or amount of remuneration of any director or manager (other than in each case as required by law or provided under any superannuation, provident or retirement scheme as in effect on the Announcement Date) to the extent that any of these matters (or any combination of these matters) would give rise to a liability of Stargames of an amount exceeding $100,000;

(6)                                 conducts its business otherwise than substantially in the ordinary course (although Stargames may take such action as is required in connection with the Takeover Bid);

(7)                                 has commenced or threatened against it any material claims or proceedings in any court or tribunal (including, but not limited to, a petition for winding up or an application for appointment of a receiver or receiver and manager);

(8)                                 becomes subject to investigation under the Australian Securities and Investments Commission Act 2001 (Cth) or any corresponding legislation (other than in connection with the Takeover Bid).

(h)                                No force majeure event

That during the Condition Period no act of war (whether declared or not) or terrorism, mobilisation of armed forces, civil commotion or labour disturbance, fire or natural disaster, or other event beyond the control of Stargames or the relevant subsidiary occurs which has or is likely to have a materially adverse effect on the assets, liabilities, financial position, performance, profitability or prospects of Stargames and its subsidiaries taken as a whole.

(i)                                    No material adverse change in Stargames

That during the Condition Period no change, event or failure to act occurs, is discovered, becomes probable or imminent or becomes public which has or could reasonably be expected to have a material adverse effect on the assets, liabilities, financial position, performance, profitability or prospects of Stargames and its subsidiaries taken as a whole, from that as at the Announcement Date (including without limitation any revocation or non-renewal of any licence, consent, or approval or permit of a Public Authority in relation to Stargames, any subsidiary of Stargames, any business of any of them or any officer or employee of any of them).

(j)                                    No material adverse change in SMI

That during the Condition Period no change occurs, is discovered, becomes probable or imminent or becomes public which has or could reasonably be expected to have a material adverse effect on the assets, liabilities, financial position, performance, profitability or prospects of SMI and its subsidiaries taken as a whole, from that as at the Announcement Date (excluding any change that may arise as a consequence of the announcement or consummation of the Offer or the financing for the Offer, or that is within the sole control of, or as a direct result of action by, SMI or its associates).

(k)                                 Decline in ASX indices

That, at close of trading on the ASX on any five consecutive trading days during the Condition Period the All Ordinaries Index of ASX is at a level that is not 15% or more below the level of the index at the close of trading on 14 November 2005.

(l)                                    Decline in NASDAQ indices

That, at close of trading on NASDAQ on any five consecutive trading days during the Condition Period the NASDAQ Composite Index is at a level that is not 15% or more below the level of the index at the close of trading on 11 November 2005.

8.8                               Nature and benefit of conditions

(a)                                 The conditions in section 8.7 are conditions subsequent. The non-fulfilment of any condition subsequent does not, until the end of the Offer Period (or in the case of the conditions in section 8.7(c), until the end of the third business day after the end of the Offer Period), prevent a contract to sell Your Shares from arising, but entitles Shuffle Master by written notice to you, to rescind the contract resulting from your acceptance of this Offer.

(b)                                Subject to the Corporations Act and section 8.7(a), Shuffle Master alone is entitled to the benefit of the conditions in section 8.7, or to rely on any non-fulfilment of any of them.

(c)                                 Each condition in section 8.7 is a separate, several and distinct condition. No condition will be taken to limit the meaning or effect of any other condition.

8.9                               Freeing the Offer of conditions

Shuffle Master may free this Offer, and any contract resulting from its acceptance, from all or any of the conditions subsequent in clause 8.7, either generally or by reference to a particular fact, matter, event, occurrence or circumstance (or class thereof), by giving a notice to Stargames and to ASX declaring this Offer to be free from the relevant condition or conditions specified, in accordance with section 650F of the Corporations Act. This notice may be given:

(a)                                 in the case of the condition in section 8.7(c), not later than 3 business days after the end of the Offer Period; and

(b)                                in the case of all the other conditions in section 8.7, not less than 7 days before the end of the Offer Period.

If, at the end of the Offer Period (or in the case of the conditions in section 8.7(c), at the end of the third business day after the end of the Offer Period), the conditions in section 8.7 have not been fulfilled and Shuffle Master has not declared the Offer (or it has not become) free from those conditions, all contracts resulting from the acceptance of the Offer will be automatically void.

8.10                        Notice on status of conditions

The date for giving the notice on the status of the conditions required by subsection 630(1) of the Corporations Act is [ ] 2005 (subject to extension in accordance with subsection 630(2) if the Offer Period is extended).

8.11                        Withdrawal of this Offer

This Offer may be withdrawn with the consent in writing of ASIC, which consent may be subject to conditions. If ASIC gives such consent, Shuffle Master will give notice of the withdrawal to ASX and to Stargames and will comply with any other conditions imposed by ASIC. If Shuffle Master withdraws this Offer, all contracts arising from its acceptance will automatically be void.

8.12                        Variation of this Offer

Shuffle Master may vary this Offer in accordance with the Corporations Act.

8.13                        No stamp duty or brokerage

(a)                                 Shuffle Master will pay any stamp duty on the transfer of Your Shares to it.

(b)                                As long as Your Shares are registered in your name and you deliver them directly to Shuffle Master, you will not incur any brokerage in connection with your acceptance of this Offer.

8.14                        Governing laws

This Offer and any contract that results from your acceptance of it are to be governed by the laws in force in New South Wales, Australia.

9                                        Definitions and interpretation

9.1                               Definitions

In this Bidder’s Statement and in the Acceptance Form unless the context otherwise appears, the following terms have the meanings shown below:

$or A$	Australian dollars, the lawful currency of the Commonwealth of Australia

ACCC	Australian Competition and Consumer Commission

Acceptance Form	the acceptance form enclosed with this Bidder’s Statement

Announcement Date	the date of the announcement of the Offer by Shuffle Master, being 15 November 2005

ASIC	the Australian Securities and Investments Commission

ASTC	ASX Settlement and Transfer Corporation Pty Ltd ABN 49 008 504 532

ASTC Settlement Rules	the operating rules of the ASTC which govern the administration of the Clearing House Electronic Sub-register System

ASX	Australian Stock Exchange Limited ABN 98 008 624 691

Bidder’s Statement	this document, being the statement of Shuffle Master under Part 6.5 Division 2 of the Corporations Act relating to the Offer

Business Day	means a day on which banks are open for business in Sydney, excluding a Saturday, Sunday or public holiday

Board	the board of directors of Stargames

CHESS Holding

a number of Shares which are registered on Stargames’ share register being a register administered by the ASX Settlement and Transfer Corporation Pty Limited and which records uncertificated holdings of Shares

Condition Period	the period beginning on the Announcement Date and ending at the end of the Offer Period

Controlling Participant	in relation to Your, has the same meaning as in the ASTC Settlement Rules

Corporations Act	the Corporations Act 2001 (Cth);

Foreign Law	a law of a jurisdiction other than an Australian jurisdiction

Issuer Sponsored Holdings	a holding of Shares on Stargames issuer sponsored subregister

Listing Rules	the Official Listing Rules of ASX, as amended and waived by ASX from time to time

Offer	the offer for Shares under the terms and conditions contained in section 8 of this Bidder’s Statement

Offer Period	the period during which the Offer will remain open for acceptance in accordance with section 8.2 of this Bidder’s Statement

Options	options to subscribe for Shares as described in section 3.3 of this Bidder’s Statement

Participant	an entity admitted to participate in the Clearing House Electronic Sub-register system under Rule 4.3.1 and 4.4.1 of the ASTC Settlement Rules

Public Authority

any government or any governmental, semi-governmental, administrative, statutory, monetary, fiscal or judicial body, entity, agency, department, commission, tribunal or authority, whether in Australia or in any other part of the world, including the ACCC and any such body, entity, agency, department, commission, tribunal or authority that has responsibility for the regulation of and/or licensing in the gaming industry (including, without limitation, the Department of Gaming and Racing (NSW), Director of Liquor and Gaming (NSW), Licensing Court of New South Wales, Queensland Office of Gambling Regulation, Department of Racing, Gaming and Liquor (WA), Victorian Commission for Gambling Regulation, Office of the Liquor and Gambling Commissioner (Qld), ACT Gambling and Racing Commission, Northern Territory Licensing Commission, Tasmanian Gaming Commission, Liquor and Gaming Branch of the Revenue, Gaming and Licensing Division of the Department of Treasury and Finance (Tas), Commissioner for Licensing (Tas) and the Licensing Board of Tasmania), but excluding the Takeovers Panel, ASIC and any court that hears or determines proceedings under section 657G or proceedings commenced by a person specified in section 659B of the Corporations Act in relation to the Takeover Bid. It also includes any self-regulatory organisation established under statute or any stock exchange

Register Date	the date set by Shuffle Master under subsection 633(2) of the Corporations Act, being 16 November 2005

Rights

all accretions, rights or benefits of whatever kind attaching or arising from Shares directly or indirectly at or after the Announcement Date (including, but not limited to, all dividends and all rights to receive them or rights to receive or subscribe for shares, notes, bonds, options or other securities declared, paid or issued by Stargames or any of its subsidiaries)

Shares	fully paid ordinary shares in the capital of Stargames

Shuffle Master	Shuffle Master Australasia Pty Ltd (ACN 117 058 796)

Shuffle Master Holdings	Shuffle Master Australasia Holdings Pty Ltd (ACN 117 054 609)

SMI	Shuffle Master Inc., the ultimate holding company of Shuffle Master

SMI Group	SMI and all of its subsidiaries

Stargames	Stargames Limited (ABN 54 003 190 501)

Stargames Group	Stargames Limited and all of its subsidiaries

Takeover Bid	the off-market takeover bid constituted by the dispatch of the Offers in accordance with the Corporations Act

Target’s Statement	Stargames’ target statement dated 15 November 2005 in relation to the Offer

Your Shares

subject to section 8.1(e) and section 8.1(f), the Shares (a) in respect of which you are registered, or entitled to be registered, as holder in the register of shareholders of Stargames at the open of business Australian Eastern Daylight Time) on the Register Date, or (b) to which you are able to give good title at the time you accept this Offer during the Offer Period.

9.2                               Interpretation

In this Bidder’s Statement and in the Acceptance Form, unless the context otherwise appears:

(a)                                 other words and phrases have the same meaning (if any) given to them in the Corporations Act;

(b)                                words importing a gender include any gender;

(c)                                 words importing the singular include the plural and vice versa;

(d)                                an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and vice versa;

(e)                                 a reference to a clause, annexure and schedule is a reference to a clause of and an annexure and schedule to this Bidder’s Statement as relevant;

(f)                                   a reference to any statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances, or by-laws amending, varying, consolidating or replacing it and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(g)                                headings and boldings are for convenience only and do not affect the interpretation of this Bidder’s Statement;

(h)                                a reference to time is a reference to time in Sydney, Australia;

(i)                                    a reference to writing includes facsimile transmissions; and

(j)                                    a reference to dollars, $, A$, cents, ¢ and currency is a reference to the lawful currency of the Commonwealth of Australia.

10                                 Approval of Bidder’s Statement

This Bidder’s Statement has been approved by a resolution passed by the directors of Shuffle Master.

Dated: 15 November 2005

Signed

for and on behalf of Shuffle Master

Mark Yoseloff
Director

Annexure A - Announcements in relation to the Offer

Stargames Limited
ABN 54 003 190 501
Head Office
1 Sheridan Close, Milperra NSW 2214, Australia
P 61 2 9773 0299 F 61 2 9773 0828

www.stargames.com.au

All correspondance
PO Box 4516, Milperra NSW 1891, Australia

15 November 2005

RECOMMENDED TAKEOVER OFFER BY SHUFFLE MASTER FOR STARGAMES

The Board of Directors of Stargames Limited (“Stargames”) today announced that the company had reached an agreement with US gaming company, Shuffle Master, Inc. (“SMI”), in relation to an off-market takeover offer by SMI, through the company’s wholly owned, indirect subsidiary, Shuffle Master Australasia Pty Ltd (“Shuffle Master”) for 100% of the outstanding shares of Stargames at $1.55 cash per share.

The Shuffle Master Offer has the full support of Stargames’ Directors who intend to recommend that Stargames shareholders ACCEPT the Offer, in the absence of a superior offer.  All of the Stargames Directors who own Stargames Shares have indicated that they intend to ACCEPT the Offer within seven (7) days in respect of their own shareholdings.  Combined, the Directors of Stargames hold approximately 13% of the issued share capital of Stargames.

SMI has also entered into a call option agreement with CVC Limited and CVC Communication and Technology Pty Limited, in relation to approximately 17.8% of the issued share capital of Stargames.

A copy of SMI’s announcement in relation to this transaction is attached as Appendix 4.

THE SHUFFLE MASTER OFFER

Shuffle Master is offering Stargames shareholders A$1.55 cash for each ordinary share, valuing Stargames at approximately A$150 million on a fully diluted basis.

The Offer of $1.55 cash per Stargames share represents:

•                                a 19.2% premium to the Stargames share price on 11 November, the last trading day immediately prior to Shuffle Master announcing the Offer;

•                                a 18.9% premium to the volume weighted price of Stargames shares for the three months to 11 November; and

•                                a 31.6% premium to the volume weighted price of Stargames shares for the six months to 11 November.

The Offer is subject to a number of conditions including gaming and other regulatory approvals, consents or waivers; a minimum acceptance condition of 90%; and various other conditions.  These conditions are outlined in Appendix 2.

STARGAMES BOARD RECOMMENDATION

The Stargames Board considers acceptance of the Offer to be in the best interests of Stargames’ shareholders.  Consequently, the Board intends to unanimously recommend that Stargames shareholders ACCEPT the Shuffle Master Offer, in the absence of a superior offer.  In reaching their conclusion, the Stargames Directors have had regard to the following:

•                                the Shuffle Master Offer represents a material premium to Stargames recent trading price;

•                                the Shuffle Master Offer represents an attractive multiple of 25x 2005 reported net profit, which compares favourably with Stargames small cap peer group; and

•                                the Shuffle Master Offer provides all shareholders with the opportunity to realise their investment in Stargames at a premium to market.

The Chairman of Stargames, John Messara, said today that:

“We are pleased to have received an offer from Shuffle Master which is capable of being put to shareholders and which will give them an opportunity to realise their investment in Stargames at a material premium”.

“Stargames has achieved a great deal in its six year history and for that, the company, its employees and shareholders should feel proud.  However, over the past year the Board has recognised that Stargames international growth opportunities will be able to be achieved more quickly, and with greater certainty, if Stargames was part of a larger international gaming group.”

“After all of these years of involvement with Stargames, it is with mixed emotion that we recommend shareholders realise their investment.  However, we believe that the certainty of cash today at a premium to market is in the best interests of all Stargames’ shareholders.”

Mark Yoseloff, Ph.D., Chairman and Chief Executive Officer of SMI, stated:

“We look forward to Stargames joining the Shuffle Master family.  The marriage of their innovative multi-terminal products with our branded content will provide significant synergies, and their experienced management team and talented employees will superbly position our company to compete even more effectively in the fast-growing Australasian region.”

“Stargames Rapid line of products is the clear industry leader in the region, and the Vegas Star system, combined with our Table Master system, will provide us with a globally approved platform for our proprietary content. All in all, we will now have the broadest line of Entertainment Products of any gaming supply company in the world. We look forward to completing this acquisition and a very smooth integration process, given how complementary our two companies are.”

EXCLUSIVITY AND BREAK FEES

As a result of Stargames’ agreement with SMI, Stargames has agreed not to directly or indirectly solicit, initiate or encourage any person to make a competing takeover bid for the company for a period of 120 days.  Stargames has also agreed, subject to standard fiduciary duty carve-outs, that during this period the company will not participate in discussions with, or provide any information to, any other person in relation to a competing takeover bid.  Stargames has also agreed to a break fee of A$1.536 million.

Detailed descriptions of the terms of the exclusivity and break fee arrangements are included in Appendix 3.

INDICATIVE TIMETABLE

The Offer Period must remain open for a minimum of one month.

The Directors will formally outline their recommendation and views in Stargames’ Target’s Statement which, along with Shuffle Master’s Bidder’s Statement, will be lodged with ASIC today.  It is envisaged that shareholders will be sent both the Shuffle Master Bidder’s Statement and the Stargames Target’s Statement together within the next week.  Stargames shareholders should wait until they receive and consider those documents before making any decision or taking any action.

Stargames is being advised by Gresham Advisory Partners Limited as financial adviser and Deacon’s as legal adviser.

Contact details:

John Messara	John Rouse
Chairman	Chief Executive Officer
Ph: (02) 9223 8277	Ph: (02) 8707 6318

APPENDIX 1:  BACKGROUND INFORMATION

STARGAMES LIMITED

Stargames designs, manufactures and markets Stargames eStar® video gaming machines and Vegas Star® multi-terminal gaming machine products. Stargames, in a joint venture with Crown Limited, develops Rapid Table Games™ including Rapid Roulette®. Stargames markets these products to Australian gaming venues and, through its international distributors, to gaming venues around the world. Stargames also develops gaming products for other gaming entertainment applications.  Stargames is licensed in Australia and New Zealand to manufacture and market gaming products incorporating games developed by WMS Gaming Inc, Waukegan, Illinois, USA. Additional information about the Company and its products can be found on the Internet at www.stargames.com.au.

SHUFFLE MASTER INC

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, intelligent table systems, and roulette chip sorters, to improve their profitability, productivity and security, and Entertainment Products, including proprietary table games and Table Master™ games to expand their gaming entertainment content. The Company is included in the S&P Smallcap 600 Index. Additional information about the Company and its products can be found on the Internet at www.shufflemaster.com.

APPENDIX 2:  TAKEOVER CONDITIONS

The offer will be subject only to conditions substantially on the terms set out below.

(a)                  Regulatory approvals

Before the end of the offer period, all approvals, consents or waivers that are required by law, or by any public authority, as are necessary to permit the offer to be lawfully made to and accepted by Stargames shareholders and the nominees of SMI to be appointed to the board of Stargames and any subsidiary of Stargames are granted, given, made or obtained on a basis which is unconditional (except for any procedural filing requirements), remain in full force and effect in all respects, and do not become subject to any notice, intimation or indication of intention to revoke, suspend, restrict, modify or not renew the same.

(b)                  Minimum acceptance condition

That at the end of the offer period, Shuffle Master and its associates have a relevant interest in at least 90% (by number) of the Stargames shares in the bid class.

(c)                  No prescribed occurrences

That none of the following events occurs during the period beginning on the date the Bidder’s Statement is given to Stargames and ending at the end of the offer period:

(1)                          Stargames converts all or any of its shares into a larger or smaller number of shares;

(2)                          Stargames or a subsidiary of Stargames resolves to reduce its share capital in any way;

(3)                          Stargames or a subsidiary of Stargames:

(A)                      enters into a buy-back agreement; or

(B)                        resolves to approve the terms of a buy-back agreement under section 257C(1) or 257D(1) of the Corporations Act;

(4)                          Stargames or a subsidiary of Stargames issues shares (other than shares issued as the result of the exercise of options) or grants an option over its shares, or agrees to make such an issue or grant such an option other than the issue of 750,000 options to the managing director if approved by a resolution of members at the annual general meeting to be held in November 2005 or any adjournment of that meeting;

(5)                          Stargames or a subsidiary of Stargames issues, or agrees to issue, convertible notes;

(6)                          Stargames or a subsidiary of Stargames disposes, or agrees to dispose, of the whole, or a substantial part, of its business or property;

(7)                          Stargames or a subsidiary of Stargames charges, or agrees to charge, the whole, or a substantial part, of its business or property;

(8)                          Stargames or a subsidiary of Stargames resolves to be wound up;

(9)                          the appointment of a liquidator or provisional liquidator of Stargames or of a subsidiary of Stargames;

(10)                    a court makes an order for the winding up of Stargames or of a subsidiary of Stargames;

(11)                    an administrator of Stargames, or of a subsidiary of Stargames, is appointed under section 436A, 436B or 436C of the Corporations Act;

(12)                    Stargames or a subsidiary of Stargames executes a deed of company arrangement; or

(13)                    a receiver, or a receiver and manager, is appointed in relation to the whole, or a substantial part, of the property of Stargames or of a subsidiary of Stargames.

(d)                  No prescribed occurrences between announcement and service

That none of the events referred to in sub-paragraph 2(c)(1) to (c)(13) of this Appendix 2 happens in relation to Stargames during the period beginning on 15 November 2005(“Announcement Date”) and ending at the end of the day before the Bidder’s Statement is given to Stargames.

(e)                  No action by Public Authority adversely affecting the Takeover Bid

That during the period commending on the Announcement Date and ending at the end of the offer period (“Condition Period”):

(1)                          there is not in effect any preliminary or final decision, order or decree issued by a public authority;

(2)                          no action or investigation is instituted, or threatened by any public authority; or

(3)                          no application is made to any public authority (other than an application by SMI or any company within the SMI Group, an application under section 657G of the Corporations Act, or an application commenced by a person specified in section 659B of the Corporations Act in relation to the takeover bid), in consequence of, or in conjunction with, the takeover bid (other than an application to, or a decision or order of, ASIC or the Takeovers Panel in exercise of the powers and discretions conferred by the Corporations Act), which restrains or prohibits or threatens to restrain or prohibit, or may otherwise materially adversely impact upon, the making of the takeover bid or the objectives of the takeover bid (including without limitation the appointment of SMI nominees to the board of Stargames and any subsidiary of Stargames) or seeks to require the divestiture by Shuffle Master of any Stargames shares, or the divestiture of any assets by any company within the Stargames Group or the SMI Group.

(f)                    No material acquisitions, disposals, etc.

Except for any proposed transaction publicly announced by Stargames before the Announcement Date and any transaction undertaken by Stargames in its ordinary course of business, none of the following events occur during the period from that date to the end of the offer period:

(1)                          Stargames, or any subsidiary of Stargames, acquires, offers to acquire or agrees to acquire (other than components to be used in the manufacture of Stargames’ goods)  one or more companies or assets (or an interest in one or more companies or assets) for an amount in aggregate greater than $200,000 or makes an announcement in relation to such an acquisition;

(2)                          Stargames, or any subsidiary of Stargames, disposes, offers to dispose or agrees to dispose of (other than goods manufactured and sold by Stargames in the ordinary course of business) one or more companies or assets (or an interest in one or more companies or assets) for an amount in aggregate greater than $200,000 or makes an announcement in relation to such a disposal;

(3)                          Stargames, or any subsidiary of Stargames, enters into, offers to enter into or announces that it proposes to enter into any joint venture or partnership, involving a commitment of greater than $200,000 or makes an announcement in relation to such a commitment; or

(4)                          Stargames, or any subsidiary of Stargames, incurs or commits to, or grants to another person a right the exercise of which would involve a member of the Stargames Group incurring or committing to any capital expenditure or other liability of any nature (whether conditional or otherwise) in respect of one or more related items of greater than $200,000 or makes an announcement in relation to such a commitment.

(g)                 Conduct of Target’s business

That, during the Condition Period, none of Stargames, or (except in relation to (g)(1) or (g)(2)) any body corporate which is or becomes a subsidiary of Stargames, without the written consent of Shuffle Master:

(1)                          declares, or distributes any dividend, bonus or other share of its profits or assets;

(2)                          makes any change in its constitution;

(3)                          borrows or agrees to borrow any money (except for temporary borrowing from its bankers in the ordinary course of business) in an amount exceeding $50,000;

(4)                          releases, discharges or modifies any obligation owed to it of a value exceeding $50,000 or agrees to do so (other than in the ordinary course of business by extending the time for payment under terms for sale);

(5)                          enters or agrees to enter into any contract of service or varies or agrees to vary any existing contract of service with any director or manager, or pays (other than pursuant to the terms existing as at the date of this announcement of a contract of service) or agrees to pay any retirement benefit or allowance to any director, manager, or make or agree to make any substantial change in the basis or amount of remuneration of any director or manager (other than in each case as required by law or provided under any superannuation, provident or retirement scheme as in effect on the Announcement Date) to the extent that any of these matters (or any combination of these matters) would give rise to a liability of Stargames of an amount exceeding $100,000;

(6)                          conducts its business otherwise than substantially in the ordinary course (although the Stargames may take such action as is required in connection with the takeover bid);

(7)                          has commenced or threatened against it any material claims or proceedings in any court or tribunal (including, but not limited to, a petition for winding up or an application for appointment of a receiver or receiver and manager);

(8)                          becomes subject to investigation under the Australian Securities and Investments Commission Act 2001 (Cth) or any corresponding legislation (other than in connection with the Takeover Bid).

(h)                 No force majeure event

That during the Condition Period no act of war (whether declared or not) or terrorism, mobilisation of armed forces, civil commotion or labour disturbance, fire or natural disaster, or other event beyond the control of Stargames or the relevant subsidiary occurs which has or is likely to have a materially adverse effect on the assets, liabilities, financial position, performance, profitability or prospects of Stargames and its subsidiaries taken as a whole.

(i)                    No material adverse change in Target

That during the Condition Period no change, event or failure to act occurs, is discovered, becomes probable or imminent or becomes public which has or could reasonably be expected to have a material adverse effect on the assets, liabilities, financial position, performance, profitability or prospects of Stargames and its subsidiaries taken as a whole, from that as at the Announcement Date (including without limitation any revocation or non-renewal of any licence, consent, or approval or permit of a public authority in relation to Stargames, any subsidiary of Stargames, any business of any of them or any officer or employee of any of them).

(j)                    No material adverse change in Bidder

That during the Condition Period no change occurs, is discovered, becomes probable or imminent or becomes public which has or could reasonably be expected to have a material adverse effect on the assets, liabilities, financial position, performance, profitability or prospects of SMI and its subsidiaries taken as a whole, from that as at the Announcement Date (excluding any change that may arise as a consequence of the announcement or consummation of the offer or the financing for the offer, or that is within the sole control of, or as a direct result of action by, SMI or its associates).

(k)                Decline in ASX indices

That, at close of trading on the ASX on any five consecutive trading days during the Condition Period the All Ordinaries Index of ASX is at a level that is not 15% or more below the level of the index at the close of trading on 14 November 2005.

(l)                    Decline in NASDAQ indices

That, at close of trading on NASDAQ on any five consecutive trading days during the Condition Period the NASDAQ Composite Index is at a level that is not 15% or more below the level of the index at the close of trading on 11 November 2005.

APPENDIX 3:  EXCLUSIVITY AND BREAK FEES

Stargames entered into a Pre-Bid Agreement with SMI on 15 November 2005, which, among other things, has the effect of restricting Stargames, its employees and officers directly or indirectly soliciting, initiating, encouraging or participating in discussions with, or providing any information to, any other person in relation to another takeover bid for a period ending on the earlier of the last day of the Offer Period and 120 days from the date of the Pre-Bid Agreement.  However, this undertaking does not prevent Stargames from participating in discussions with or providing any information to any other person if the Directors determine in good faith in reliance on legal advice that it is necessary to do so to comply with their duties as Directors of Stargames.

Stargames has also agreed to pay A$1.536 million of the costs of SMI if:

•                                         any Director withdraws their recommendation of the Offer;

•                                         any Director makes a recommendation in favour of a competing takeover bid;

•                                         a competing takeover bid is made which results in the offeror acquiring a relevant interest in more than 50% of the shares in the company; or

•                                         SMI does not acquire a relevant interest in at least 90% of the shares in the company by the end of the Offer Period (subject to certain exceptions).

The exclusivity and break fee arrangements were required by SMI and the Stargames Board considered the arrangements acceptable to ensure that this Offer was made to Shareholders.

APPENDIX 4:  SHUFFLE MASTER ANNOUNCEMENT

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Tom Ryan Investor Relations Advisor		Mark L. Yoseloff, Ph.D., Chairman and CEO Richard Baldwin, Sr. Vice, President, CFO
ph: fax:	203.682.8200 203.682.8201	ph: fax:	702.897.7150 702.270.5161

SHUFFLE MASTER, INC. ANNOUNCES INTENT TO ACQUIRE

STARGAMES LIMITED

Transaction will expand the company’s Australasian presence

and provide global platform for company’s proprietary Entertainment Products

LAS VEGAS . . . November 14, 2005 . . . Shuffle Master, Inc. (NASDAQ National Market: SHFL) announced today that it, through a wholly owned indirect Australian subsidiary, has submitted formal offer documents to the Australian Securities and Investment Commission outlining its intent to purchase all of the outstanding shares of Stargames Limited for $1.55 AU ($1.14US) per share. The transaction, which is subject to Stargames’ shareholder acceptance, regulatory approval and the satisfaction of certain other conditions, is expected to close during the first quarter of 2006. The purchase price is approximately $108 million US.  The transaction is anticipated to be modestly accretive immediately, both from an operating cash flow and earnings per share perspective, with larger gains expected starting in the second full combined year.  Details of the offer will be filed by Shuffle Master as an 8K.

Stargames is based in Sydney, Australia and develops, manufactures and distributes a wide range of innovative electronic entertainment gaming products to worldwide markets. Its product offerings include Rapid Table Games™, Vegas Star® Multi-Terminal Gaming Machines, and a broad line of traditional video slot machines designed most specifically for the Australian and Asian gaming markets.  The Rapid series of games, which Shuffle Master already distributes in the Americas and the Caribbean, combines a live dealer with multi-terminal electronic wagering.  Current offerings include Rapid Roulette®, Rapid Sic-Bo® and Rapid Big Wheel®.  Vegas Star® Multi-Terminal Gaming Machines feature animated dealers and a selection of public domain table games. The Vegas Star® Nova line utilizes Stargames existing slot cabinet to extend the number of wagering terminals for a Vegas Star game, while minimizing the footprint required on the gaming floor. Stargames, with approximately 190 employees including 80 in design and development, generated $48 million US in profitable gaming revenues in its fiscal year ended June 30, 2005.

“We look forward to Stargames joining the Shuffle Master family,” stated Mark Yoseloff, Ph.D., Chairman of the Board and Chief Executive Officer. “The marriage of their innovative multi-terminal products with our branded content will provide significant synergies, and their experienced management team and talented employees will superbly position our company to compete even more effectively in the fast-growing Australasian region. Their Rapid line of products is the clear industry leader in the region, and the Vegas Star system, combined with our Table Master system, will provide us with a globally approved platform for our proprietary content. All in all, we will now have the broadest line of Entertainment Products of any gaming supply company in the world. We look forward to completing this acquisition and a very smooth integration process, given how complementary our two companies are.”

The Chief Executive Officer of Stargames, John Rouse, added: “we are pleased to have received the offer from Shuffle Master and the Board of Directors of Stargames has unanimously recommended this offer to Stargames’ shareholders. Stargames has outstanding technology and products, and has grown to become a world leader in multi-terminal gaming machine development. However, the Stargames Board has recognised that Stargames international growth opportunities will be able to be achieved more quickly, and with greater certainty, if Stargames were part of a larger international gaming group such as Shuffle Master. Indeed, the potential synergies with Shuffle Master are significant and we are confident that Stargames will be an important contributor to Shuffle Master’s future success.”

Stargames’ announcement in relation to this transaction is attached as the Appendix to this announcement.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, intelligent table systems, and roulette chip sorters, to improve their profitability, productivity and security, and Entertainment Products, including proprietary table games and Table Master ™ games to expand their gaming entertainment content. The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

Stargames designs, manufactures and markets Stargames eStar ® video gaming machines and Vegas Star ® multi-terminal gaming machine products. Stargames, in a joint venture with Crown Limited, develops Rapid Table Games ™  including Rapid Roulette ®. Stargames markets these products to Australian gaming venues and, through its international distributors, to gaming venues around the world. Stargames also develops gaming products for other gaming entertainment applications.  Stargames is licensed in Australia and New Zealand to manufacture and market gaming products incorporating games developed by WMS Gaming Inc, Waukegan, Illinois, USA. Information about the Company and its products can be found on the Internet at www.stargames.com.au.

##

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; advances by competitors; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; results from current and/or future litigation or claims; tax matters, including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations, including the Notes, and to refinance its indebtedness, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; and various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

###

This is an important document and requires your immediate attention.

If you are in any doubt as to how to deal with it, you should consult your legal, financial or other professional adviser.

TARGET’S STATEMENT

THE DIRECTORS OF STARGAMES LIMITED ACN 003 190 501
UNANIMOUSLY RECOMMEND THAT, IN THE ABSENCE OF A
SUPERIOR PROPOSAL, YOU

ACCEPT

THE $1.55 PER SHARE CASH OFFER BY SHUFFLE MASTER
AUSTRALASIA PTY LTD

TO ACQUIRE ALL OF YOUR SHARES IN STARGAMES LIMITED

Financial Adviser:	Legal Adviser:

CONTENTS

1. Director’s review of the Offer
2. Information about Stargames
3. The Offer
4. Interests of Directors
5. Additional Information
6. Glossary

KEY POINTS

•                  The Directors of Stargames Limited (“Stargames”) unanimously recommend that, in the absence of a superior proposal, you ACCEPT the Offer by Shuffle Master Australasia Pty Ltd (“Shuffle Master”) to acquire all of your shares in Stargames. Each Director who owns Shares has indicated that he intends to ACCEPT the Offer within seven (7) days in respect of his own Shares.

•                  The offer expires at 7.00 pm AEDT on [  ] December 2005, unless withdrawn or extended by Shuffle Master.

DIRECTORY

Stargames Limited

1 Sheridan Close

Milperra NSW 2214

Tel. 02 9773 0299

Financial Adviser to Stargames Limited

Gresham Advisory Partners Limited

Level 17, 167 Macquarie Street

SYDNEY  NSW  2000

Tel. 02 9221 5133

Legal Adviser to Stargames Limited

Deacons

Level 8, 1 Alfred Street

SYDNEY  NSW  2000

Tel. 02 9330 8000

Acceptance enquiries

Shareholder Information Line

1300 733 636  (within Australia)

+61 3 9415 4247  (international)

SECTION 1

DIRECTORS’ REVIEW OF OFFER

1.1                               The Offer

Shuffle Master is offering to acquire all of your Shares for $1.55 cash per Share.

The Offer is open for acceptance until 7pm (AEDT) on [  ] December 2005 (unless extended by Shuffle Master) and is subject to a number of conditions.  In particular, the Offer is subject to Shuffle Master having a relevant interest in at least 90% of Stargames Shares by the close of the Offer Period.

Details of the Offer and the conditions are set out in section 8 of the Bidder’s Statement.

1.2                               Your choices

As a Shareholder, you have the following choices:

•                  you may accept the Offer, in which case you should follow the instructions on the acceptance form enclosed with this booklet;

•                  you may sell your Shares on ASX at any time, in which case you should not accept the Offer and should instruct your broker at the time you wish to sell; or

•                  you may choose not to accept the Offer, in which case you do not need to take any action.

Shareholders should carefully consider the Directors’ recommendation and other important issues set out in the sections below.

1.3                               The Directors

The directors of Stargames at the date of this Target’s Statement are:

•                  John Messara (Non-Executive Chairman)(1);

•                  Walter Bugno (Non-Executive Director);

•                  Stephen Cohn (Non-Executive Director);

•                  Joseph Crepaldi (Non-Executive Director);

•                  Ian Lambert (Non-Executive Director);

•                  John Rouse (Managing Director and Chief Executive Officer); and

•                  Paul Ward (Non-Executive Director)(1)

(1)          Messrs Messara and Ward will retire by rotation and have indicated that they will not stand for re-election to the Board at Stargames’ Annual General Meeting to be held on 24 November 2005.

1.4                               Director’s Recommendation

THE DIRECTORS OF STARGAMES UNANIMOUSLY RECOMMEND THAT YOU ACCEPT THE SHUFFLE MASTER OFFER, IN THE ABSENCE OF A SUPERIOR PROPOSAL. EACH DIRECTOR WHO OWNS SHARES HAS INDICATED THAT HE INTENDS TO ACCEPT THE OFFER WITHIN SEVEN (7) DAYS IN RESPECT OF HIS OWN SHARES

The Directors’ recommendation that, in the absence of a superior proposal, you should ACCEPT Shuffle Master’s Offer, is based on the following:

(i) The Offer Price represents a material premium to Stargames’ recent trading price

The Offer Price of A$1.55 per share provides a material cash premium to the levels at which Stargames shares have recently been trading:

•                                A 19.2% premium to the closing price for Stargames shares on 11 November 2005, the last trading day before the Shuffle Master Offer was announced;

•                                A 17.4% premium to the volume weighted average price of Stargames shares for the one month prior to 11 November 2005;

•                                A 18.9% premium to the volume weighted average price of Stargames shares for the three months prior to 11 November 2005; and

•                                A 31.6% premium to the volume weighted average price of Stargames shares for the six months prior to 11 November 2005.

(ii) The Offer price places an attractive multiple on Stargames’ current earnings

The Offer Price of A$1.55 per Stargames share values the company at a price-earnings multiple of 25x the company’s 2005 reported net profit after tax.  This multiple is higher than the current average multiple of Stargames listed small cap peer group(2).

(iii) Stargames international expansion plans as a stand alone entity will require substantial capital expenditure in the short term

The Stargames business has evolved from a domestic business focused primarily on stand alone gaming machines, to a company where major growth opportunities lie with the sale of the company’s multi-terminal gaming machines and other gaming machine products into international markets.

Against this background, the global gaming industry has recently undergone significant consolidation, with larger global gaming companies substantially increasing both their competitive positioning and reach.

(2)          The historic price-earnings multiple for the S&PASX small ordinaries Index is 21x

While Stargames’ Directors believe that it is possible for an independent, Australian based company to capture these international growth opportunities over time, this would require substantial capital expenditure in the short term (and would not be without risk).  However, the Directors recognise that the potential of the Stargames business will be able to be achieved more quickly, and with greater certainty, if Stargames were part of a larger international gaming group with a deeper sales network and a larger territory of existing gaming approvals.

SMI, an international gaming supply company with significant relationships and licences globally, is better positioned to guide the Stargames business through the next stage of its international expansion, and to reinforce the company’s business in domestic markets.

In the view of Stargames’ Directors, the price offered by Shuffle Master appropriately values the existing operations of the company, as well as the company’s prospects as a stand alone entity.

(iv) The Offer provides a liquidity event for all Stargames’ shareholders

Stargames has traditionally been a lightly traded stock with low liquidity levels, which has meant that some shareholders have not been in a position to actively trade their shareholdings on market.  Stargames’ Directors have sought opportunities to improve the liquidity of the company’s stock and have communicated this intention to the market.  The Shuffle Master Offer achieves this objective, providing a liquidity event for all Stargames shareholders.

(v) You will receive the certainty of cash consideration for your Shares

Once the Offer becomes unconditional you will receive cash consideration of $1.55 per share.

This cash consideration provides immediate and certain value recognition for your Stargames Shares, compared with a less predictable stand alone international expansion option should you elect not to accept the Offer.

(vi) No superior bidder has been found

As previously advised to shareholders, Stargames has held discussions with a number of potential business partners about a possible corporate transaction.

While considerable interest has been shown in Stargames, to date no other party has provided an offer, which in the opinion of the Stargames Directors, is as good as, or superior to the Shuffle Master Offer.

The Directors recommend that you obtain your own professional advice with respect to the taxation implications of accepting the Offer in relation to your specific circumstances.

1.5                               Other Important Considerations For Stargames’ Shareholders

In making a decision whether to accept the Offer, the Directors believe that Stargames Shareholders should also consider carefully and have regard to the following matters:

Higher Offer

If you accept the Offer, you may forfeit the opportunity to benefit from any higher offer made by another bidder for your Stargames Shares, should such an offer eventuate.

There is no certainty that another takeover offer will be made or announced for Stargames Shares.  Should another takeover offer be announced during the Offer Period, Stargames will issue a supplementary Target’s Statement to Shareholders.

Market Trading

Shareholders who accept the Offer (even while the Offer is conditional) may give up certain rights to sell or otherwise deal with their Shares.

The Offer Is Conditional

The Offer and any contracts resulting from acceptance of the Offer are subject to the fulfilment (or in certain circumstances, the waiver) of a number of conditions (refer to section 8.7 of the Bidder’s Statement).  Shareholders should note that the Offer is subject to a 90% minimum acceptance condition and that the Offer will lapse if this condition is not satisfied or waived prior to the end of the Offer Period.

No payment will be made for the Shares tendered into the Offer until after the Offer becomes unconditional. If the Offer becomes unconditional, you will be paid by the earlier of:

•                  one month after the date of your acceptance of the Offer or, if the Offer is subject to a defeating condition when you accept the Offer, within one month after the Offer becomes unconditional; and

•                  21 days after the end of the Offer Period.

Transaction Costs

The Offer has resulted in Stargames incurring significant expenses that would not otherwise arise from carrying on business in the normal course.  Expenses include legal, financial and tax advisers engaged to assist in this transaction and other transaction related expenses which will have a negative impact on the after tax earnings in the current financial year.

Exclusivity Arrangement and Cost Reimbursement

Stargames entered into a Pre-Bid Agreement with SMI on 15 November 2005, which, among other things, has the effect of restricting Stargames, its employees and officers directly or indirectly soliciting, initiating, encouraging or participating in discussions with, or providing any information to, any other person in relation to another takeover bid for a period ending on the earlier of the last day of the Offer Period and 120 days from the date of the Pre-Bid Agreement.  However, this undertaking does not prevent Stargames from participating in discussions with or providing any information to any other person if the Directors determine in good faith in reliance on legal advice that it is necessary to do so to comply with their duties as Directors of Stargames.

Stargames has also agreed to pay A$1.536 million of the costs of SMI if:

•                                          any Director withdraws their recommendation of the Offer;

•                                          any Director makes a recommendation in favour of a competing takeover bid;

•                                          a competing takeover bid is made which results in the offeror acquiring a relevant interest in more than 50% of the shares in the company; or

•                                          SMI does not acquire a relevant interest in at least 90% of the shares in the company by the end of the Offer Period (subject to certain exceptions).

The exclusivity and break fee arrangements were required by SMI and the Stargames Board considered the arrangements acceptable to ensure that this Offer was made to Shareholders.

Further information concerning the Pre-Bid Agreement is set out in section 5 below.

Status of Regulatory Approvals

The Offer is conditional on all legal and regulatory approvals, consents or waivers necessary for the Offer to be made and accepted by Shareholders and the nominees of SMI to be appointed as directors of Stargames and its subsidiaries.  In particular, but not limited to, approvals from:

•                  the Victorian Commissioner of Gambling Regulation in respect of all directors and officers of Shuffle Master becoming ‘Associates’ pursuant to the Gaming Machines Act of Stargames Corporation Pty Limited.  In addition, the approval of SMI as an “Associate” may be required;

•                  the South Australian Liquor and Gambling Commissioner in respect of Shuffle Master and its directors and officers, and Stargames Corporation Pty Limited’s continuing proprietary and fitness to hold a Gaming Machine Dealers Licence under the South Australian Gaming Machines Act 1992.  Stargames Corporation Pty Limited is a wholly owned subsidiary of Stargames; and

•                  the Director of Liquor and Gaming and the Licensing Court of New South Wales in respect of the appointment of Shuffle Master’s nominees as directors of Stargames.  In addition, the approval of SMI as the ultimate parent company of Stargames may be required.

Stargames will notify each of the Victorian Commissioner of Gambling Regulation, the Director of Liquor and Gaming and the South Australian Liquor and Gambling Commissioner of the Offer on the date of this Target’s Statement and will make applications for the different approvals, consents or waivers in respect of the relevant directors, officers and/or entities of Shuffle Master as soon as possible after the date of this Target’s Statement.

Although the Offer remains conditional, the Stargames Board considers it likely that these conditions will be satisfied if the Closing Date is extended by Shuffle Master.  However, the Directors believe that it is unlikely that this condition will be satisfied before the Closing Date, if not extended by Shuffle Master.  There is no guarantee that the necessary approvals, consents or waivers will be given before the end of the Offer Period, or at all.

Stargames notes from the Bidder’s Statement that Shuffle Master’s nominated directors, Dr Mark Yoseloff and Mr Paul Meyer have made successful licence applications and/or have been found suitable in every jurisdiction that SMI or its subsidiaries operates that requires licensing for SMI Group activities to be undertaken (including such jurisdictions as Nevada, New Jersey, Louisiana and Mississippi).

Refer to section 7.4 of the Bidder’s Statement for further information in relation to the approval processes.

Taxation

Depending on their individual circumstances, Shareholders who are Australian residents and hold their Shares on capital account may realise a gain or a loss and may incur a liability for taxation by selling their Shares to Shuffle Master.  The extent of any tax liability will depend on each Shareholder’s individual circumstances (refer to section 6 of the Bidder’s Statement).

Shareholders who are individuals, certain trusts or superannuation funds may be eligible to claim a capital gains tax discount on any net gains arising on Shares acquired at least 12 months before disposal.  Shareholders should also be aware that they will not be eligible to discount any capital gain they may make by accepting the Offer if that acceptance is made within 12 months of the date of acquisition of those Shares.

Shareholders should seek their own taxation advice, having regard to their own circumstances.

SECTION 2

INFORMATION ABOUT STARGAMES

Overview

Stargames Limited is an Australia company specialising in the design, manufacture and marketing of Stargames eStar® video gaming machines and Vegas Star® multi-terminal gaming machine products.  Stargames, in a joint venture with Crown Limited, develops Rapid Table Games™ including Rapid Roulette®.

Stargames markets these products to Australian gaming venues and, through its international distributors, to gaming venues around the world.  Stargames also develops gaming products for other gaming entertainment applications.  Stargames is licensed in Australia and New Zealand to manufacture and market gaming products incorporating games developed by WMS Gaming Inc, Waukegan, Illinois, USA.

Stargames is listed on the Australian Stock Exchange and as at 11 November had a market capitalisation of approximately A$125 million.

Stargames employs approximately 190 staff.

Additional information about the Company and its products can be found on the Internet at www.stargames.com.au.

Operations

Stargames’ head office is located in Sydney, Australia and includes an extensive research and development department, game development studio, assembly plant, warehouse, showroom and administration offices. The plant has an annual assembly capacity of up to 7,500 machines on a single shift basis.

Stargames also has offices in Newcastle and Brisbane, Australia, and Christchurch and Auckland, New Zealand. As well as selling products in Australia and New Zealand, the company has sold products, directly or through distributors, to the following international locations:

•                  Asia – Macau, Vietnam, Cambodia, Malaysia, Singapore, Philippines;

•                  North America – Nevada, California, British Columbia;

•                  South America – Venezuela, Peru;

•                  South Africa; and

•                  Europe – United Kingdom, Russia, Czech Republic.

Licensing

Stargames is presently licensed or holds approvals in:-

•                  All Australian states and territories

•                  New Zealand

•                  British Columbia, Canada.

•                  Michigan, USA

•                  California, USA

Company History

Stargames listed on the ASX in 1990 as Kolback Group Limited, which was formed through the merger of three listed public companies – Kolback Securities Ltd, a company involved in property development; Kulim Ltd, whose activities were in waste management and investment; and Epoch Mining NL, a gold and mineral explorer. During the 1990’s Kolback progressively restricted its activities to waste management.

On 1 July 1999, Kolback bought privately owned gaming company Vidco Distributors Pty Limited and its related entities. Kolback changed its name to Stargames Limited on 10 March 2000.  The waste management assets of the company were divested during 2001.

Since 2001, Stargames has been focused on its gaming equipment and technology business, and also operates a small vending machine distribution business.

Stargames Director’s Profiles

John Maurice Messara (Non Exec. Chairman) B.Comm., CPA, ASIA

John Messara has been a non-executive director of Stargames Limited since September 1997 and Chairman since 1998. John is a member of the Audit and Regulatory Compliance Committee. John is executive Chairman of Arrowfield Group Limited, one of Australia’s most prestigious horse studs. Prior to his role at Arrowfield, John had a successful career in stockbroking and was a member of the Sydney Stock Exchange from 1973 to 1993.

Walter Giacomo Bugno (Non Exec. Director) B.Comm., M.Comm

Walter Bugno was appointed as a non-executive director in November 2003 (subject to gaming regulatory approval) and is a member of the Nomination and Remuneration Committee. Walter is President of Campbell Arnott’s Asia Pacific, one of the largest food companies in the region boasting a portfolio of market leading brands. Prior to joining Campbell Arnott’s in 2002, Walter was managing director of brewing giant Lion Nathan Limited.

Stephen Michael Cohn (Non Exec. Director) BA maj AC, MAICD

Stephen Cohn was appointed as a non-executive director in June 2005 (subject to gaming regulatory approval) and is a member of the Audit and Regulatory Compliance Committee. Stephen has a background in finance and general management with a number of high profile companies including Australian Consolidated Press and Aristocrat Leisure. He served as an Executive Director of Aristocrat for six years and brings a wealth of gaming and public company experience.

Joseph Ronald Crepaldi (Non Exec. Director) MBA cum laude, B.Ec, Economics/Sociology degree, winner of Fulbright scholarship.

Joseph Crepaldi is a non-executive director and was appointed in April 2001. Joseph is a principal of strategic consulting group, Crescendo Partners, and was formerly the managing director of A.T. Kearney Australia Pty Limited. Joseph adds to the board considerable experience in the gaming sector. Further, he assists both the board and the management team by leveraging his experience in corporate strategy and growth, acquired in many years of consulting experience across four continents.

Ian Heath Lambert (Non Exec. Director) B.Comm., ACA, CPA, FTIA, AAIM

Ian Lambert has been a non-executive director of Stargames Limited since September 1994 and is chairman of the Audit and Regulatory Compliance Committee. Ian has had substantial experience in accounting and financial management over a period of more than 25 years. Ian is the principal of a Sydney firm of chartered accountants.

John Gregory Rouse (Managing Director and Chief Executive Officer) B.Ec., BA, FAICD.

John Rouse is managing director and chief executive officer of Stargames Limited. He is also a member of the Nomination and Remuneration Committee. Following his close involvement in the establishment of Stargames gaming business, John was appointed a director in June 2000. Prior to joining Stargames, John worked in senior management roles with CSR and BHP, was chief executive officer of the Australian Jockey Club and managing director of AWA Limited.

Paul Joseph Ward (Non Exec. Director) FVLE.

Since joining the Stargames Board in 1997 Paul Ward has had a watching brief over the Vending Division and is also the Chairman of the Nomination & Remuneration Committee. Paul has had extensive experience in the commercial property market, specialising in the institutional investment and development sectors. As a founding partner of Colliers International he was instrumental in the management and the growth across Australia and Asia throughout the period 1971 to 1999. Paul is currently a director of J.P. Morgan Real Estate Services Limited.

SECTION 3

THE OFFER

3.1                               Offer Period

The Offer will remain open for acceptance during the period commencing [  ] November 2005 and ending at 7.00pm (AEDT) on [  ] December 2005, unless withdrawn or extended.  To accept the Offer, your Acceptance Form should be received by Shuffle Master before the end of the Offer Period.

Instructions on how to accept the Offer are set out in section 8.3 of the Bidder’s Statement.

3.2                               Conditions of the Offer

Further information in relation to the terms and conditions of the Offer is set out in sections 7.4 and 8.7 of the Bidder’s Statement, including:

•                  circumstances in which the Offer Period may be extended;

•                  circumstances in which the Offer may be withdrawn; and

•                  limited rights to withdraw your acceptance.

3.3                               Compulsory acquisition

Shuffle Master has indicated in its Bidder’s Statement that it intends to proceed to compulsorily acquire outstanding Shares under Part 6A.1 of the Corporations Act, if it becomes entitled to do so.

Shuffle Master will be able to compulsorily acquire any outstanding Shares for which its has not received acceptances on the same terms as the Offer described in section 1.1 of this Target’s Statement, if during, or at the end of the Offer Period Shuffle Master (together with its associates) has:

•                  a relevant interest in at least 90% (by number) of the Shares; and

•                  acquired at least 75% of the Shares for which it has made an Offer.

If these thresholds are satisfied Shuffle Master will have one month from the end of the Offer Period within which to give compulsory acquisition notices to Shareholders who have not accepted the Offer.

Shareholders’ may challenge any compulsory acquisition, but this would require the relevant Shareholders to establish to the satisfaction of a court that the terms of the Offer do not represent fair value for the Shares.  If Shares are compulsorily acquired, Shareholders are not likely to receive payment until at least one month after the compulsory acquisition notices are sent.

SECTION 4

INTERESTS OF DIRECTORS

Directors’ relevant interests in Stargames and intentions

The Directors of Stargames have the following relevant interests in Stargames Shares and options:

Director	No. of Shares		No. of Options
John Messara	8,247,000	(1)	—
Walter Bugno	—		—
Stephen Cohn	—		—
Joseph Crepaldi	37,000		—
Ian Lambert	28,000		—
John Rouse	2,557,558		1,250,000	(2)
Paul Ward	1,218,500		—

Notes:

(1)                                  John Messara is also a director of the trustee, and member of the Arrowfield Group Staff Superannuation Fund, which is the holder of 100,000 Shares.

(2)                                  750,000 of these options will be issued if Shareholders approve the issue of these options at the annual general meeting of Stargames to be held on 24 November 2005, or at any adjournment of that meeting.  The options will be exercisable at A$1.30 in two to five years.  The balance of the options are exercisable at A$1.20 before 30 June 2006.

Each Director who has an interest in Stargames Shares has decided to accept the Offer in relation to the Stargames Shares owned or controlled by him, or on his behalf, in the absence of a superior proposal.

Directors who did not approve this Target’s Statement

No Director voted against the relevant resolution authorising this Target Statement.

Directors’ relevant interests in Shuffle Master or SMI

At the date of this Target’s Statement, no Director has a relevant interest in any securities of Shuffle Master or SMI.

Shuffle Master’s Dealings in Stargames Shares

There were no acquisitions or disposals of any shares in Stargames by Shuffle Master or any associate of Shuffle Master in the 4 months ending on the day immediately before the day on which the Bidder’s Statement was served on Stargames.  However, on 15 November 2005 SMI entered into options to acquire an aggregate of 16,914,512 Shares (being approximately 17.8% of Stargames Shares) with CVC Limited and CVC Communication and Technology Pty Limited.  The exercise price under the options is $1.55 per Share.  Refer to section 3.5 of the Bidder’s Statement for further details.

Stargames’ Dealings in Shuffle Master or SMI Shares

To the knowledge of both Stargames or any Director, there were no acquisitions or disposals of any securities in Shuffle Master or SMI by Stargames or any Director in the 4 months ending on the day immediately before the day on which the Bidder’s Statement was served on Stargames.

Directors’ Dealings in Stargames Shares

To the knowledge of both Stargames or any Director, no Stargames Shares were acquired or disposed of by the Directors in the period of 4 months immediately preceding this Target’s Statement, other than in the following dealings made by the Directors or their associates:

John Rouse exercised 500,000 options to subscribe for Shares at $1.10 per Share on 30 June 2005. The company provided Mr Rouse with a loan to pay the exercise price of these options.  The Shares issued upon the exercise of the options are currently escrowed until one month before the repayment date of the loan, after which time the Shares may be sold and the proceeds applied towards repayment of the loan.  However, provided the Share price is at least $1.10, Mr Rouse may sell the Shares and apply the proceeds towards repayment of the loan.  If at the expiration of the term of the loan the value of the Shares is less than the balance of the loan, the amount repayable is limited to the value of the Shares.  If Mr Rouse accepts the Shuffle Master Offer in respect of these Shares, the proceeds will be applied towards repayment of the loan to the extent that it is outstanding.

No Benefits to Directors of Stargames

No benefit will or may be given in connection with the Offer to a Director in connection with the retirement of that person from office in Stargames or a related body of Stargames.

John Rouse has an employment contract with Stargames, the early termination of which would entitle him to a payment equivalent to 6 months remuneration.  Mr Rouse’s executive services agreement with Stargames also entitles him to a bonus equal to 25% of his remuneration if he continues to be employed by Stargames for a period of at least 3 months after a change in control of Stargames occurs, provided that the change of control occurs by 30 April 2006.

Directors’ Interests in Agreements

To the knowledge of both Stargames or any Director, no Director is a party to any agreement in connection with, or conditional upon, the Offer.

SECTION 5

ADDITIONAL INFORMATION

Financial Position of Stargames

There has not, within the knowledge of the Directors, been any material change in the financial position of Stargames since 30 June 2005, being the date of the last financial statements that were sent to Stargames’ shareholders except as contained in the information contained in Stargames’ releases to the ASX since 30 June 2005.

Impact of Shuffle Master Offer on Major Customers

As indicated on page 9 of this Booklet, Stargames has been interested in pursuing corporate proposals for some time.  As a result, Stargames has held discussions with a number of potential business partners.

One such party is a major customer of Stargames.  This customer has indicated that it would significantly increase product orders from Stargames if a strategic alliance involving an equity interest or similar in Stargames could be agreed.  The customer has also indicated that if such a strategic alliance is not agreed, they may reduce or cease ordering Stargames products.  To date, there has not been any proposed corporate transaction with this customer that the Board of Stargames could recommend to shareholders in preference to the offer which has been made by Shuffle Master. Stargames is not able at this time to quantify the impact on profit of any changes in the level of product orders from this customer as Stargames remains uncertain what commercial arrangements will be agreed with this customer in the future.

Impact of Shuffle Master Offer on Material Contracts

Stargames has entered into a number of material agreements including the following:

•                  A License Agreement with WMS Gaming Inc (“WMS”) dated 28 August 2002 under which, among other things, WMS grants Stargames the right to utilise a number of WMS’s games in Stargames’ products;

•                  A Distribution Agreement with RGB Limited (“RGB”) dated 19 April 2005 under which RGB acts as Stargames’ distributor in numerous Asian countries; and

•                  A Banking Facility Agreement with Australia and New Zealand Banking Group Limited (“ANZ”) dated 8 April 2003 under which ANZ makes certain financing facilities available to Stargames.

These agreements provide the respective counterparties with various rights in the event that there is a change of control of Stargames, including providing that counterparty, in certain circumstances, with the right to terminate the relevant agreement.  At the date of this Target’s Statement, the Target Directors have not obtained the consent of any of these counterparties.  The Target Directors have no reason to believe that any counterparty would withhold consent to the change of control of Stargames or otherwise seek to terminate the relevant agreement.

Pre-Bid Agreement

In consideration of Shuffle Master announcing that it would make a takeover bid for all the Shares in Stargames, Stargames entered into a Pre-Bid Agreement with SMI on 15 November 2005.

The agreement prohibits Stargames, its employees and officers directly or indirectly soliciting, initiating, encouraging, participating in discussions with or providing any information to any other person in relation to another takeover bid for a period ending on the earlier of the last day of the Offer Period and 120 days from the date of the Pre-Bid Agreement.

However, this prohibition does not prevent Stargames from participating in discussions with or providing any information to any other person if the Directors determine in good faith in reliance on legal advice that it is necessary to do so to comply with their duties as Directors of Stargames

Stargames also agrees to pay A$1.536 million of the costs of Shuffle Master if:

•                  any Director withdraws their recommendation of the Offer;

•                  any Director makes a recommendation in favour of a competing takeover bid;

•                  a competing takeover bid is made which results in the offeror acquiring a relevant interest in more than 50% of the shares in the company; or

•                  Shuffle Master does not acquire a relevant interest in at least 90% of the shares in the company by the end of the Offer Period (subject to certain exceptions).

If there is a dispute as to whether Stargames is obliged to make the payment, it is to be settled under the Rules of Arbitration of the International Chamber of Commerce, with the arbitration to be held in New York.

Each party also warrants to the other that they are not aware of any information which would result in one or more of the defeating conditions to the Offer being triggered, except as disclosed to the other party.

Refer to section 7.2 of the Bidder’s Statement for further details.

Executive Incentives

Pursuant to an Executive Retention Scheme implemented in February 2005, a number of senior executives of Stargames (including the Managing Director, John Rouse) are entitled to a bonus equal to 25% of their remuneration if they continue to be employed by Stargames for a period of at least 3 months after a change in control of Stargames occurs, subject to certain conditions, including the change of control taking place before 30 April 2006.

Impact of Shuffle Master’s Offer on Director and Employee Equity Incentive Schemes

Deferred Employee Share Plan

Stargames implemented a Deferred Employee Share Plan (“DESP”) in 2002.  Pursuant to the terms of the DESP Stargames has made contributions to Stargames Employee Share Plan Managers Pty Limited (a wholly owned subsidiary, “Trustee”) to fund the acquisition of Stargames Shares for the benefit of participating Stargames employees.  Shares are held by the Trustee for the benefit of employees until the employee requests that they be transferred to the employee or sold after any performance, vesting or other criteria applicable to the Shares have been satisfied or waived.

If a takeover offer for all of the Stargames Shares is announced and the bidder acquires control (as defined in section 50AA of the Corporations Act) of Stargames, subject to the terms on which the Shares were offered, employees whose Shares are held by the Trustee may require the Shares held on their behalf to be transferred to them or sold within 6 months after the offer becomes unconditional, notwithstanding that any performance, vesting or other criteria applicable to the Shares have not been satisfied or waived.

Exempt Employee Share Plan

Stargames also implemented an Exempt Employee Share Plan (“EESP”) in 2002.  Pursuant to the terms of the EESP Stargames has made contributions of no more than $1,000 per participating employee to the Trustee to fund the acquisition of Stargames Shares for the benefit of participating employees.  Shares are held by the Trustee for the benefit of employees until the employee requests that they be transferred to the employee or sold.  Subject to any administrative guidelines, such a request can be made three years after the acquisition of the Shares or at any time after the relevant employee ceases to be an employee of the Stargames Group.

The Board has varied the rules of the EESP to allow participating employees to submit a notice of withdrawal directing the Trustee to accept the offer in respect of the Shares held by the Trustee on their behalf once holders of at least 50% of Stargames Shares have accepted the Shuffle Master Offer and the Offer has become unconditional.

Employee Share Option Plan and Senior Executive Share Option Plans

Stargames adopted an Employee Share Option Plan (“ESOP”) in 2000.  Stargames adopted Senior Executive Share Option Plans in 2000 (“2000 SESOP”), 2003 (“2003 SESOP”) and 2005 (“2005 SESOP”).  The options issued pursuant to the ESOP, 2000 SESOP, 2003 SESOP and 2005 SESOP may not be capable of exercise until certain conditions of issue (such as the elapse of time and performance hurdles) have been satisfied and are generally not transferable without the consent of the Board.

If a takeover offer for the Shares is announced or made:

•                  Stargames must give notice of the offer to each holder of an option issued pursuant to the ESOP, after which each holder of options issued under the ESOP has 120 days to exercise their options, notwithstanding any other terms and conditions applicable to the options.  If the options are not exercised within the period of 120 days of the date of notification of the offer, the options may be exercised at any other time according to their terms of issue; and

•                  the options issued under the 2000 SESOP and the 2003 SESOP become capable of exercise, notwithstanding any other terms and conditions applicable to the options.

The options issued under the 2005 SESOP will not become capable of exercise before their original vesting date in circumstances where there is a takeover offer for Stargames Shares until holders of 85% of the Shares accept the offer, after which time the options may be exercised until the end of the offer period (except if holders of 50% of the Shares do not accept the offer until the last 7 days of the offer period, the date 7 days after the close of the offer period).  The options will lapse if not exercised within this period.

It is proposed to issue Stargames’ Managing Director, John Rouse, 750,000 options under the 2005 SESOP if shareholders approve the issue at the company’s annual general meeting on 24 November 2005, or at any adjournment of that meeting.

Executive Director’s Share Option Plan

Options have been issued to Stargames’ Managing Director, John Rouse pursuant to its Executive Director’s Share Option Plan (“EDSOP”).  These options are currently capable of exercise.

Shuffle Master’s Intentions for Options

Stargames notes from the Bidder’s Statement that Shuffle Master intends to make contemporaneous offers to cancel all options on issue for $1.55 per option, less the exercise price.  Shuffle Master has also stated that it intends to compulsorily acquire or cancel any options and Shares issued upon exercise of options if it becomes entitled to do so.

Further information in relation to the options issued under these equity incentive schemes is set out in sections 3.3 and 3.8 of the Bidder’s Statement.  Further information in relation to Shuffle Masters’ proposal to make offers to cancel the options is set out in section 7.1.

Disclaimer regarding forward-looking statements

This Target’s Statement contains various forward-looking statements.  All statements other than statements of historical fact are forward-looking statements.  Shareholders should note that forward-looking statements are inherently subject to uncertainties in that they may be affected by a variety of known and unknown risks, variables and other factors which could cause actual values or results, performance or achievements to differ materially from implied values or anticipated results, performance or achievements expressed or implied in those forward-looking statements.  These risks, variables and other factors include, but are not limited to:

•                  economic and financial market conditions;

•                  legislative, fiscal or regulatory developments;

•                  Stargames’ share price performance, including the risk of possible decline in the absence of the Offer;

•                  changes in the competitive environment and other competition-related risks; and

•                  risks associated with the businesses and operations of Stargames.

While Stargames believes its current expectations of future results and events reflected in the forward-looking statements in this Target’s Statement are reasonable, no assurance can be given that such expectations will be achieved.

Consents

This Target’s Statement contains statements made by, or statements based on statements made by, the Directors.  Each of the Directors has consented to the inclusion in this Target’s Statement of each statement they have made and each statement which is based on a statement they have made in the form and context in which those statements are included.

Deacons has given and not withdrawn before the date of this Target’s Statement its consent to being named in this Target’s Statement as legal adviser to Stargames.

Gresham Advisory Partners Limited has given and not withdrawn before the date of this Target’s Statement its consent to being named in this Target’s Statement as financial adviser to Stargames.

Each party named above as having given its consent to the inclusion of a statement or being named in this Target’s Statement:

•                  does not make or purport to make any statement that is included in this Target’s Statement and there is no statement in this Target’s Statement which is based on any statement of that party, other than, in the case of a person referred to above as having given their consent to the inclusion of a statement, that statement; and

•                  to the maximum extent permitted by law, specifically disclaims responsibility for any statement included in this Target’s Statement other than references to its name and, in the case of a person referred to above as having given their consent to the inclusion of a statement, that statement.

Stargames Announcements

Since 30 June 2005, Stargames has made the following ASX announcements:

Date	Subject
15 Nov 2005	Announcement of Offer
14 Nov 2005	Trading Halt Request
30 Sep 2005	2005 Annual Report
22 Sep 2005	Appointment of New Chief Financial Officer - Gary Jenkins
13 Sep 2005	Appendix 3B
07 Sep 2005	Corporate Activities Update
06 Sep 2005	2005 Full Year Results
06 Sep 2005	Preliminary Final Report
30 Aug 2005	Appendix 3B
30 Aug 2005	Change of Director’s Interest Notice
04 Jul 2005	Stargames releases Profit Outlook

No other material information

This Target’s Statement is required to contain all the information that Shareholders and their professional advisors would reasonably require to make an informed assessment of whether to accept the Offer, but:

•                  only to the extent to which it is reasonable for investors and their professional advisors to expect to find this information in this Target’s Statement; and

•                  only if the information is known to any of the Directors.

The Directors of Stargames are of the opinion that the information that Shareholders and their professional advisors would reasonably require to make an informed assessment of whether to accept the Offer is:

•                  the information contained in the Bidder’s Statement;

•                  the information contained in Stargames releases to ASX prior to the date of this Target’s Statement; and

•                  the information contained in this Target’s Statement

Authorisation

This Target’s Statement was approved by a resolution of the Directors on 14 November 2005.

Dated  15 November 2005

John Rouse	Stephen Cohn
Managing Director	Director

SECTION 6

GLOSSARY

In this Target’s Statement:

“ASX” means the Australian Stock Exchange Limited ACN 008 624 691;

“Bidder’s Statement” means the bidder’s statement (including the Offer) dated 15 November 2005, issued by Shuffle Master in respect of the off-market bid by Shuffle Master to acquire all the Stargames Shares on issue;

“Board” means the Board of Directors of Stargames;

“Condition Period” means the period commencing on 15 November 2005 and ending on the Closing Date;

“Corporations Act” means the Corporations Act 2001 (Cth);

“Directors” means the directors of Stargames;

“Offer” means the offer constituted by section 8 of the Bidder’s Statement and includes a reference to that offer as varied in accordance with the Corporations Act;

“Offer Period” means the period commencing on [  ] November 2005 and ending on [  ] December 2005, or such later date to which the Offer has been extended;

“Shareholder” means a person who holds Shares in Stargames;

“Shares” and “Stargames Shares” means fully paid ordinary shares in the capital of Stargames;

“Shuffle Master” means Shuffle Master Australasia Pty Ltd ACN 117 058 796;

“Shuffle Master’s Offer” means the Offer;

“SMI” means Shuffle Master, Inc.;

“Stargames” means Stargames Limited ACN 003 190 501; and

“Target’s Statement” means this target’s statement issued by Stargames in relation to Shuffle Master’s Offer.

Please return completed form to:
	Shuffle Master Australasia Pty Ltd	Computershare Investor Services Pty Limited
	ABN 117 058 796	GPO Box 1903 Adelaide
SA 5001 Australia
Enquiries (within Australia) 1300 556 161
(outside Australia) 61 3 9415 4000
Facsimile 61 8 8236 2305
A		web.queries@computershare.com.au
www.computershare.com
SAMPLE CUSTOMER
	SAMPLE STREET	Securityholder Reference Number (SRN)
SAMPLE STREET
SAMPLE STREET
SAMPLE STREET
SAMPLETOWN TAS 7000

| 1234567890 IND

Use a black pen.

Print in CAPITAL letters

Inside the grey areas.         A             B             C             1              2              3

Transfer and Acceptance Form - Cash Offer

This is an important document and requires your immediate attention.  If you are in doubt about how to deal with it, please consult your financial or other professional advisor.

Use this form to accept Shuffle Master Offer for your Stargames Limited Ordinary Shares

B	Consideration	Securityholder details:
	The consideration applicable under the terms of this offer	Subregister
			Issuer/CHESS
	This consideration applicable under the terms of this Offer is $1.55 per Ordinary Share.	Your holding in Stargames Limited	123456789012
	Please note that by accepting the Offer you are accepting for ALL of your Stargames Shares. You cannot accept the offer for only part of your holding.
		Cash consideration payable to you at $1.55 per Ordinary Share	$000.00

C               To be completed by Securityholder

You will be deemed to have accepted the Offer in respect of all your Stargames Limited Ordinary Shares if you sign and return the form.

If you hold your Stargames Limited Ordinary Shares in a CHESS holding (see “subregister” above), to accept the offer you can either:

•                  Instruct your Controlling Participant directly - normally your stockbroker

or

•                  Authorise Shuffle Master to contact your Controlling Participant on your behalf, which you can do by signing and returning the form.  By signing and returning the form you will be deemed to have authorised Shuffle Master to contact your Controlling Participant directly via the CHESS system.

D               Contact details

Please provide your contact details in case we need to speak to you about this form.

Name of contact person	Contact person’s daytime telephone number

E                 Sign here - this section must be signed before we can process this form.

I/We accept the offer made by Shuffle Master in respect of Ordinary Shares in Stargames Limited I/we hold and I/we agree to be bound by the terms and conditions of the offer (including the instructions as to acceptance of the offer on the back of this form) and transfer all of my/our Stargames Limited Ordinary Shares to Shuffle Master for the above consideration

Individual or Securityholder 1	Individual or Securityholder 2	Individual or Securityholder 3

Sole Director and Sole Company Secretary	Director	Director/Company Secretary

The directors reserve the right to make amendments to this form where appropriate.  Please refer to the lodgement instructions overleaf.

See back of form for completion guidelines

ASXAAASXAAA	1TKAC	<Broker PID>

How to complete this form

Acceptance of the takeover offer:

A. Registration Details

The Ordinary Shares are currently registered in the name(s) printed on this form. Your consideration will be issued in the names as it appears on the Stargames Limited register.

If you have already sold all your Stargames Limited Ordinary Shares shown overleaf, do not keep or return this form. Please send this form to the broker who sold them for you

B. Consideration

The cash consideration payable under the takeover offer is $1.55 per Ordinary Share.

C. How to accept the Offer

If your Stargames Limited Ordinary Shares are held in an Issuer Sponsored Holding, simply complete and return this form to the Shuffle Master Registry so that it is received by no later than<Time> <Time Zone> on <Date> unless the offer is extended or withdrawn.

If your Stargames Limited Ordinary Shares are in a CHESS holding you may contact your Controlling Participant directly (normally your stockbroker) with instructions to accept the offer. If you do this you will need to sign and return this Transfer and Acceptance Form to your Controlling Participant. If you want Shuffle Master to contact your Controlling Participant on your behalf via the CHESS system, sign and return the form to the Shuffle Master Registry so that it is received no later than <Time> <Time Zone> on <Date> unless the offer is extended or withdrawn.

If you sign and return this Transfer and Acceptance Form to the Registry either in respect of an Issue Sponsored Holding so that contact may be made with your Controlling Participant on your behalf, you warrant to Shuffle Master (and authorise Shuffle Master to warrant on your behalf) that you have full legal and beneficial ownership of the Stargames Limited Ordinary Shares and that Shuffle Master will acquire them free from all mortgages, charges, liens, encumbrances (whether legal or equitable), restrictions on transfer of any kind and free from any third party rights.

Neither Shuffle Master or Computershare Investor Services Pty. Limited (‘CIS’) will be responsible for any delays incurred by this process. You should allow sufficient time for the preferred party to initiate the acceptance of this offer on your behalf.

D. Contact details

Enter the name of a contact person and telephone number. These details will only be used in the event that the registry has a query regarding this form.

E. Signature(s)

You must sign the form as follows in the space provided.

Joint holding :   where the holding is in more than one name all of the securityholders must sign.

Power of Attorney:   to sign under Power of Attorney, you must have already lodged this document with the Shuffle Master registry. Alternatively, attach a certified copy of the Power of Attorney to this form when you return it.

Deceased Estate:   all executors must sign and, if not already noted by the Shuffle Master registry, a certified copy of Probate or Letters of Administration must accompany this form.

Companies:   this form must be signed by either 2 Directors or a Director and a Company Secretary. Alternatively, where the company has a Sole Director and, pursuant to the Corporations Act, there is no Company Secretary, or where the Sole Director is also the Sole Company Secretary, that Director may sign alone. Delete titles as applicable.

Lodgement of Transfer and Acceptance Form

This Transfer and Acceptance Form must be received at the Adelaide office of CIS by no later than <Time> <Time Zone> on <Date> unless the offer is extended or withdrawn. Return this Transfer and Acceptance Form to:

Postal Address

Computershare Investor Services Pty. Limited

GPO Box 1903

ADELAIDE, SA 5001

OR

Hand Delivery

Computershare Investor Services Pty Limited

Level 5

115 Grenfell Street

ADELAIDE, SA 5000

Privacy Statement

Personal information is collected on this form by CIS as registrar for securities issuers (“the issuer”), for the purpose of maintaining registers of security holders, facilitating distribution payments and other corporate actions and communications. Your personal information may be disclosed to our related bodies corporate, to external service companies such as print or mail service providers, or as otherwise required or permitted by law. If you would like details of your personal information held by CIS, or you would like to correct information that is inaccurate, incorrect or out of date, please contact CIS. In accordance with the Corporations Act 2001, you may be sent material (including marketing material) approved by the issuer in addition to general corporate communications. You may elect not to receive marketing material by contacting CIS. You can contact CIS using the details provided on the front of this form or E-mail privacy@computershare.com.au

For legal reasons, all calls to this number will be recorded.

Please note this form may not be used to change your address.

Please return the completed form in the

envelope provided or to the address opposite:

Computershare Investor Services Pty Limited

GPO Box 1903

Adelaide SA 5001

Australia